Exhibit 7.02

PROPCO PLAN SUPPORT AGREEMENT

This PLAN SUPPORT AGREEMENT (the “Agreement”) is made and entered into as of March 24, 2010 by and among the following parties:

(a)           German American Capital Corporation (“GACC”) and JP Morgan Chase Bank, N.A. (“JPM” and together with GACC collectively, the “Mortgage Lenders”) in their capacities as lenders under (i) that certain Amended and Restated Loan and Security Agreement, dated as of March 19, 2008 (the “Mortgage Loan Agreement”), pursuant to which the Mortgage Lenders made loans and other financial accommodations to FCP Propco, LLC (“PropCo”) and (ii) that Amended and Restated Mezzanine Loan and Security Agreement (First Mezzanine), dated as of March 19, 2008 (the “Mezz 1 Loan Agreement”) among FCP Mezzco Borrower I, LLC and GACC and JPM in their capacity as “Lenders” thereunder;

(b)           Deutsche Bank AG (“Deutsche Bank AG”) in its capacity as Party A under an interest rate swap transaction evidenced by that certain Confirmation dated as of November 29, 2007, as further modified by that certain Novation Confirmation dated as of March 5, with PropCo as counterparty;

(c)           Fertitta Gaming LLC, a Nevada limited liability company (“FG”); and

(d)           Frank J. Fertitta III and Lorenzo J. Fertitta (collectively, the “FG Principals” and with FG, the “FG Parties”) who are the primary equity investors in FG.

Each party named above is a “Party”, and collectively are referred to as the “Parties”.

RECITALS

WHEREAS, on July 28, 2009, Station Casinos, Inc. (“SCI”), PropCo and certain of their affiliates (collectively, the “Debtors”)(1) commenced voluntary cases under chapter 11 of 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Nevada (the “Bankruptcy Court”);

WHEREAS, SCI and its non-debtor subsidiaries (collectively, the “Station Group”) constitute a gaming entertainment enterprise that owns and/or operates, among other things, gaming properties under the “Station” and “Fiesta” brand names;

WHEREAS, the Station Group operates and owns certain assets associated with: (i) Palace Station Hotel & Casino (“Palace Station”), (ii) Boulder Station Hotel & Casino (“Boulder Station”), (iii) Sunset Station Hotel & Casino (“Sunset Station”), and (iv) Red Rock Casino Resort Spa (“Red Rock”) (collectively, the “PropCo Properties”);

(1)   Debtor GV Ranch Station Inc. commenced its voluntary case under the Bankruptcy Code on February 10, 2010 and is included in the definition of the term Debtors in this Agreement.

Note: Portions of this exhibit have been omitted pursuant to a request for confidential treatment and have been filed separately with the SEC.

WHEREAS, PropCo owns the real property (or, with respect to a portion of Boulder Station, a leasehold interest in the real property pursuant to a ground lease) and improvements associated with the PropCo Properties, and PropCo, as landlord, and SCI, as tenant, entered into that certain Master Lease Agreement, dated as of November 7, 2007 and amended by that certain First Amendment to Master Lease Agreement dated as of March 19, 2008 (collectively, the “Master Lease”), under which SCI leases the PropCo Properties from PropCo;

WHEREAS, PropCo entered into the Mortgage Loan Agreement, with the Mortgage Lenders, pursuant to which the Mortgage Lenders made certain loans and other financial accommodations to PropCo (the “Mortgage Loan”).  The Mortgage Loan and the obligations and liabilities of PropCo under the Mortgage Loan Agreement and the other Loan Documents (as defined in the Mortgage Loan Agreement) are secured by the PropCo Properties, the Master Lease, the rent due under the Master Lease, the cash collateral, certain bank accounts and certain other assets pledged or otherwise encumbered under the Security Instruments, Security Documents or other Loan Documents (as such terms are defined in the Mortgage Loan Agreement) (collectively, the “Collateral”);

WHEREAS, as of the Petition Date, the principal amount of $1,800,000,000, together with accrued and unpaid interest outstanding under the Mortgage Loan Agreement;

WHEREAS: (i) on or about December 11, 2009, the Bankruptcy Court approved the Master Lease Compromise Agreement between SCI and PropCo (the “Compromise”) which, inter alia, provides a “Deferral Period” ending on the lease payment date in March 2010 and permits SCI to pay “Reduced Rent” during such period pending assumption or rejection of the Master Lease; (ii) on March 4, 2010, the Bankruptcy Court entered an order approving a 60-day extension of the Compromise on terms substantially similar to the original Compromise; and (iii) SCI and PropCo have informed the Parties that they intend to enter into and file a stipulation and motion to approve a modified Master Lease Compromise Agreement that shall be in form and substance acceptable to the Mortgage Lenders and shall provide, inter alia, for pre-confirmation transition assistance in aid of, and to facilitate, the transactions contemplated in the PropCo Term Sheet and the Plan (each as defined below) (the “Modified MLCA”);

WHEREAS, the Mortgage Lenders, as PropCo’s senior secured lenders, and FG, as a potential new money investor in and operator of the PropCo Properties, desire to see PropCo reorganized in a consensual manner and have engaged in extensive, arms’ length negotiations regarding the terms of such a reorganization;

WHEREAS, in light of the interrelationships among SCI, PropCo and their affiliates, the Parties believe that a joint chapter 11 plan for PropCo and SCI is the most efficient and effective means to effectuate a reorganization of PropCo (the “PropCo Reorganization”) concurrently with the consummation of a sale or other disposition by SCI of substantially all of its assets pursuant to a chapter 11 plan on terms yet to be determined but otherwise acceptable to FG and the Mortgage Lenders (the “SCI Sale”);

WHEREAS, the Parties have negotiated a term sheet annexed hereto as Attachment 1 that sets forth the material terms of the PropCo Reorganization (as such term sheet

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may be amended from time to time in accordance with the terms of this Agreement and including all annexes, the “PropCo Term Sheet”);

WHEREAS, the Parties are willing to support the Debtors in filing and seeking to obtain confirmation of a joint chapter 11 plan that incorporates the PropCo Term Sheet and provides for the PropCo Reorganization in parallel with the SCI Sale (such plan of reorganization, the “Plan”),(2) so long as the Plan is amended no later than April 10, 2010 to either:  (a) incorporate the definitive terms of any such SCI Sale (or SCI reorganization), [*], and such definitive terms are acceptable to the Mortgage Lenders and FG; or (b) provide for an auction or sale process acceptable to the Mortgage Lenders and FG which governs (x) the SCI Sale and (y) [†] (collectively, the “Sale Process”);

WHEREAS, the Parties have engaged in good faith negotiations with each other and with the objective of reaching an agreement with regard to the Plan and the PropCo Term Sheet;

WHEREAS, each Party has reviewed, or has had the opportunity to review, this Agreement and the PropCo Term Sheet with the assistance of professional legal advisors of its own choosing;

WHEREAS, each Party desires to support the Plan, to the extent consistent with the PropCo Term Sheet; and

WHEREAS, subject to the execution of Definitive Restructuring Documentation, as defined below, and appropriate approvals by the Bankruptcy Court of the Plan and the associated disclosure statement (as the same may be amended pursuant to this Agreement from time to time in accordance with this Agreement, the “Disclosure Statement”), the following sets forth the agreement between the Parties concerning their respective obligations under this Agreement to support the PropCo Reorganization and the Plan.

AGREEMENT

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

(2)   Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the PropCo Term Sheet.

* Material has been omitted pursuant to a request for confidential treatment and has been filed separately with the SEC.

† Material has been omitted pursuant to a request for confidential treatment and has been filed separately with the SEC.

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1.     PropCo Term Sheet and Plan of Reorganization.

The PropCo Term Sheet is incorporated herein by reference and is made part of this Agreement as if fully set forth herein.  The general terms and conditions to be contained in the Plan are set forth in the PropCo Term Sheet; provided, however, that the PropCo Term Sheet is supplemented by the terms and conditions of this Agreement.  In the event of any inconsistencies between the terms of this Agreement and the PropCo Term Sheet, the terms of this Agreement shall govern.

2.     Effectuating the Plan.

To implement the Plan, the Parties have agreed, on the terms and conditions set forth herein, to request that SCI and PropCo use their respective best efforts (i) to effectuate the Plan (as amended in the manner described herein), and without limiting the foregoing, (ii) to take all actions necessary and appropriate to:

(a)           prepare and file the Plan and Disclosure Statement on or prior to March 25, 2010 which incorporates the PropCo Term Sheet, it being understood that (1) the forms of Plan and Disclosure Statement that have been provided to the Mortgage Lenders as of the date of this Agreement and that may initially be filed by the Debtors are not acceptable in all respects to the Mortgage Lenders and remain subject to review and comment by the Mortgage Lenders; and (2) the Plan and Disclosure Statement will be amended by April 10, 2010 in the manner described herein and must be in form and substance acceptable to the Mortgage Lenders and FG;

(b)           negotiate and finalize the Definitive Restructuring Documentation, as defined below, in form and substance acceptable to each of the Parties, on or prior to May 15, 2010 (in respect of certain Definitive Restructuring Documentation indicated on Attachment 2 hereto) and otherwise by the plan supplement deadline specified in the Plan (unless extended by the Mortgage Lenders);

(c)           as applicable, (1) amend the Plan prior to April 10, 2010 so that it is in form and substance acceptable to the Mortgage Lenders in all respects, including to reflect:  (i) the definitive terms of the SCI Sale or any SCI restructuring, which terms must be acceptable to the Mortgage Lenders and FG; or (ii) a Sale Process acceptable to the Mortgage Lenders and FG which governs (x) the SCI Sale and (y) [*], and (2) to prosecute and use their respective best efforts to obtain confirmation of the Plan as amended [†];

(d)           move the Bankruptcy Court to enter an order approving the Disclosure Statement (the “Disclosure Statement Order”) as expeditiously as practicable under

* Material has been omitted pursuant to a request for confidential treatment and has been filed separately with the SEC.

† Material has been omitted pursuant to a request for confidential treatment and has been filed separately with the SEC.

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the Bankruptcy Code and the Bankruptcy Rules and, in any event, have the Disclosure Statement Order entered on or prior to May 15, 2010;

(e)           move the Bankruptcy Court by April 10, 2010 to enter an order approving the Sale Process, with such order to be entered on or prior to May 15, 2010; provided, however, that, [*];

(f)            move the Bankruptcy Court to confirm the Plan as expeditiously as practicable under the Bankruptcy Code and the Bankruptcy Rules, and, in any event, have the order confirming the Plan entered on or prior to August 31, 2010;

(g)           in advance of confirmation of the Plan, take all actions that are reasonably necessary to obtain requisite gaming and regulatory approvals of the Plan (and the transactions contemplated therein) to be effective upon confirmation of the Plan or as soon as practicable thereafter; and

(h)           consummate the PropCo Reorganization as expeditiously as practicable in accordance with its terms and the terms of this Agreement, and, in any event, ensure that the effective date of the Plan occurs no later than January 31, 2011.

3.     Commitments of the Parties to this Agreement.

(a)           Support of Plan.

As long no Termination Event (as defined in Section 7 below) has occurred, or has occurred but has been duly waived or cured in accordance with the terms hereof, each Party hereto agrees for itself, that it will:

i.              promptly upon execution of the Agreement, present this Agreement and the PropCo Term Sheet to PropCo and SCI and request that the boards of PropCo and SCI: (a) review the Agreement and PropCo Term Sheet, (b) authorize their respective management and advisors to prepare the Plan, Disclosure Statement and all other necessary and/or appropriate documents (collectively, the “Definitive Restructuring Documentation”)(3) for filing with the Bankruptcy Court, and (c) authorize their respective management and advisors to negotiate the terms of all Definitive Restructuring Documentation with the Parties;

ii.             promptly upon execution of this Agreement, negotiate in good faith to prepare the Definitive Restructuring Documentation, which shall contain provisions consistent with this Agreement and the

* Material has been omitted pursuant to a request for confidential treatment and has been filed separately with the SEC.

(3)   The Definitive Restructuring Documentation shall include each of the documents listed on Attachment 2 hereto.

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PropCo Term Sheet and such other provisions as are mutually acceptable to the Parties; provided that all such Definitive Restructuring Documentation shall be in form and substance satisfactory to each of the Parties, in their respective sole and absolute discretion as determined in accordance with their obligation to negotiate in good faith; and the Parties hereby acknowledge that the PropCo Term Sheet does not contain all material terms in respect of the Definitive Restructuring Documentation and that such terms are subject in all respects to good faith negotiation and agreement by the Parties;

iii.            the FG Parties shall, in advance of confirmation of the Plan, take all actions that are reasonably necessary to obtain requisite gaming and regulatory approvals of the Plan (and the transactions contemplated therein) to be effective upon confirmation of the Plan or as soon as practicable thereafter, provided, however, that the Mortgage Lenders and their affiliates shall be under no obligation to become licensed but will use their best efforts to assist FG and the FG Principals in obtaining requisite gaming and regulatory approvals and will identify and appoint directors, as necessary, in advance of confirmation and in furtherance of the transactions contemplated under the Plan;

iv.            take all actions reasonably necessary to consummate the transactions described in the PropCo Term Sheet and in accordance with the Plan;

v.             from and after the date hereof, not directly or indirectly seek, solicit, support or vote in favor of, as applicable, any other plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of PropCo or any of its affiliates that could reasonably be expected to prevent, delay or impede solicitation, confirmation or consummation of the Plan or any document filed with the Bankruptcy Court in furtherance of soliciting or confirming the Plan or consummating the transactions contemplated thereby;

vi.            consent to disclosure in the Disclosure Statement and any filings by SCI with the Securities and Exchange Commission of the contents of this Agreement;

vii.           following receipt of the Disclosure Statement and other related solicitation materials and provided that such approved Disclosure Statement does not contain information that (A) was not disclosed to the Mortgage Lenders prior to the execution of this Agreement, or (B) is different than information disclosed to the Mortgage Lenders prior to the voting deadline on the Plan and, in either

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event, (C) is material to the Mortgage Lenders’ decision to vote in favor of the Plan, each Mortgage Lender agrees to vote all Claims that it holds or controls in favor of the Plan by delivering its duly executed and timely completed ballot or ballots accepting the Plan to the balloting agent for the Plan, and each Mortgage Lender agrees that it shall not thereafter withdraw or change such vote so long as the Plan and Disclosure Statement are not modified, except in accordance with this Agreement; and each of the Parties hereby acknowledges that as of the date of this Agreement, to the best of its knowledge, it has received sufficient information to permit such Party to make a fully informed judgment concerning its decision to enter into the PropCo Term Sheet and support the Plan; and

viii.         not object to or otherwise commence any proceeding or take any other action opposing any of the terms of this Agreement, the Disclosure Statement, the Plan or any other agreement or transaction that is contemplated by the PropCo Term Sheet or this Agreement.

(b)       No Limitation on Other Actions.

Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall (i) prevent any Party from taking any action (or refraining from taking any action), or from revoking any vote or consent previously given, at any time following the termination of this Agreement pursuant to Section 7 below, (ii) constitute a waiver, limitation, impairment or restriction on the ability of any Party to protect and preserve all of its rights and remedies under and with respect to such Party’s claims and its full participation in the bankruptcy cases for SCI and its affiliates, to the extent not inconsistent with the terms of this Agreement; (iii) prevent any Mortgage Lender from engaging in discussions or negotiations with third parties regarding contingency planning to protect its interests in the event that the Plan is not confirmed, including, without limitation, taking all steps necessary to develop a back-up transition plan in consultation with a third-party licensed operator and obtaining information from SCI and PropCo in connection therewith as provided in the Compromise or Modified MLCA, as applicable.

(c)       Transfers of Claims.

Each Mortgage Lender may sell, assign, transfer, hypothecate or otherwise dispose of, directly or indirectly (each such transfer, a “Transfer”), all or any of its Claims (or any right related thereto and including any voting rights associated with such Claims, provided, that the transferee thereof (i) agrees in writing, prior to such Transfer, to assume the rights and obligations of the selling Party under this Agreement and (ii) promptly delivers such writing to each other Party to this Agreement (each such transferee becoming, upon the Transfer, a Party hereunder).  Any sale, transfer or assignment of a Claim that does not comply with the procedure set forth in the first sentence of this Subsection 3(c) shall be deemed void ab initio.

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(d)       Representations of the Mortgage Lenders.

Each Mortgage Lender represents, with respect to itself only, that, as of the date hereof:

i.              it is the owner and/or the investment advisor or manager for the owner of such Claims set forth opposite its name on the signature page hereto (collectively, the “Relevant Claims”);

ii.             it has made no prior assignment, sale, participation, grant, conveyance, or other transfer of, and has not entered into any other agreement to assign, sell, participate, grant, or otherwise transfer, in whole or any part, any portion of its right, title or interest in the Relevant Claims; and

iii.            Except as otherwise set forth on its respective signature page, it has full power to vote the aggregate principal amount of the Relevant Claims in accordance with the terms of this Agreement.

(e)       Equity Commitment.

FG Principals and FG hereby agree to fund their equity commitment as specified in the PropCo Term Sheet provided that the Plan is confirmed and becomes effective and shall deliver to the Mortgage Lenders an equity commitment letter in form and substance acceptable to the Mortgage Lenders by no later than April 2, 2010 (the “Equity Commitment”).

4.     Mutual Representations, Warranties, and Covenants.

Each Party makes the following representations and warranties, solely with respect to itself, to each of the other Parties:

(a)       Enforceability.

Subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, and except as set forth herein, this Agreement is a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(b)       Power and Authority.

Except with respect to actions that require Bankruptcy Court approval, it has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement and the Plan.

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(c)       Authorization.

The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

(d)       No Conflicts.

The execution, delivery and performance of this Agreement does not and shall not: (a) violate any provision of law, rule or regulations applicable to it or any of its subsidiaries; or (b) violate its certificate of incorporation, bylaws or other organizational documents or those of any of its subsidiaries.

5.     No Waiver of Participation and Preservation of Rights.

This Agreement and the Plan are part of a proposed settlement of disputes among the Parties.  Without limiting the foregoing sentence in any way, if the transactions contemplated by this Agreement or otherwise set forth in the Plan are not consummated as provided herein, if a Termination Event occurs, or if this Agreement is otherwise terminated for any reason, the Parties each fully reserve any and all of their respective rights, remedies, claims and interests.

6.     Acknowledgement.

This Agreement and the Plan and the transactions contemplated herein and therein are the product of negotiations between the Parties and their respective representatives.  While the Parties hereby agree to vote for the Plan, this Agreement is not and shall not be deemed to be a solicitation for votes in favor of any chapter 11 plan or for consent to the Plan in contravention of applicable non-bankruptcy law or section 1125(b) of the Bankruptcy Code.  Notwithstanding anything to the contrary contained herein, the acceptance of any Party shall not be solicited until, and any obligation to support confirmation of the Plan is expressly conditioned on, the receipt by such Party of the Plan and a copy of the Disclosure Statement that shall have previously been approved by the Bankruptcy Court, after notice and a hearing, as containing adequate information as required by section 1125 of the Bankruptcy Code.  Notwithstanding the foregoing provisions, nothing in this Agreement shall require any Party to take any action prohibited by the Bankruptcy Code, the Securities Act of 1933 (as amended), the Securities Exchange Act of 1934 (as amended), any rule or regulations promulgated thereunder, or by any other applicable law or regulation or by an order or direction of any court or any state or federal governmental authority.

7.     Termination.

(a)           This Agreement shall expire automatically without any further required action or notice upon the occurrence of any Termination Event, unless the occurrence of such Termination Event is waived in writing by each of the Parties (except where a Termination Event by its terms can be waived solely by the (i) Mortgage Lenders or (ii) FG and FG Principals, in

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each case, as the adversely affected party, in which circumstance such Termination Event shall be deemed rescinded if waived in writing by such adversely affected party);

(b)   The term “Termination Event,” wherever used in this Agreement, means any of the following events (whatever the reason for such Termination Event and whether it is voluntary or involuntary):

i.              On or prior to March 25, 2010, the boards of directors of PropCo, SCI and each of the other Debtors have not authorized and approved PropCo, SCI and each of the other Debtors, respectively, to (a) negotiate, prepare, and file the Plan, Disclosure Statement and all other Definitive Restructuring Documentation (including in respect of the Modified MLCA), or (b) prosecute confirmation of the Plan;

ii.             (A) Any Party shall have breached any material covenant or provision of this Agreement, (B) any non-breaching Party shall have delivered written notice to the other Parties of any such breach and stating that such breach constitutes a Termination Event, and (C) such breach shall have remained uncured by such breaching Party for a period of five (5) business days from the receipt of such notice;

iii.            (A) Any representation or warranty in this Agreement made by a Party shall have been untrue in any material respect when made or shall have become untrue in any material respect, (B) any non-breaching Party shall have delivered written notice to the other Parties of any such breach, and (C) such breach shall have remained uncured by such breaching Party for a period of five (5) business days from the receipt of such notice;

iv.            PropCo and SCI fail to file the Plan and Disclosure Statement with the Bankruptcy Court on or prior to March 25, 2010;

v.             By April 10, 2010, the Plan has not been amended and modified in form and substance acceptable to the Mortgage Lenders and FG in all respects, including to reflect either:  (a) the definitive terms of the SCI Sale or any SCI restructuring, which terms must be acceptable to the Mortgage Lenders and FG [*]; or (b) a Sale Process acceptable to the Mortgage Lenders and FG which governs (i) the SCI Sale and (ii) [†];

* Material has been omitted pursuant to a request for confidential treatment and has been filed separately with the SEC.

† Material has been omitted pursuant to a request for confidential treatment and has been filed separately with the SEC.

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vi.           The Parties fail to reach agreement on the final form of all Definitive Restructuring Documentation by May 15, 2010 (in respect of such documentation as specified in Attachment 2 hereto) or otherwise by the plan supplement deadline specified in the Plan (unless extended by the Mortgage Lenders), or any Definitive Restructuring Documentation is filed with the Bankruptcy Court in form and substance not acceptable to the Mortgage Lenders or FG and is not amended to the satisfaction of the dissatisfied party within 5 business days of notice being provided to the Debtors of the unsatisfactory provision(s).

vii.          The Bankruptcy Court has not entered the Disclosure Statement Order on or prior to May 15, 2010;

viii.         If the Plan has been modified to incorporate the Sale Process, the Debtors have not filed a motion to approve the Sale Process on or prior to April 10, 2010, and the Bankruptcy Court has not entered an order approving the Sale Process on or prior to May 15, 2010; provided, however, that, [*];

ix.            The Debtors have not commenced the solicitation of votes in favor of the Plan by May 31, 2010;

x.             The Bankruptcy Court has not entered an order confirming the Plan on or prior to August 31, 2010;

xi.            If the Plan is confirmed, (A) the effective date of the Plan shall not have occurred on or prior to January 31, 2011 or (B), at any time prior to such date, any of the conditions to the effectiveness of the Plan are no longer capable of being satisfied;

xii.           The Plan becomes effective;

xiii.          PropCo and SCI file a stipulation and motion to approve any modifications to the MLCA that are not acceptable to the Mortgage Lenders;

xiv.          Unless waived by the Mortgage Lenders, SCI and PropCo shall not obtain an order approving the Modified MLCA by May 10, 2010, which Modified MLCA and the order approving same shall be in form and substance satisfactory to the Mortgage Lenders;

xv.           Unless waived by the Mortgage Lenders, (A) any failure of SCI to pay rent in full under the Master Lease (as modified pursuant to the

* Material has been omitted pursuant to a request for confidential treatment and has been filed separately with the SEC.

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Compromise or Modified MLCA, as applicable), (B) any failure by SCI and PropCo to perform all of their obligations under the Compromise or the Modified MLCA (as applicable), (C) rejection of the Master Lease or any other material breach of the Master Lease that would permit or result in termination of the Master Lease, (D) any modifications of the Master Lease (except as contemplated in the Compromise or Modified MLCA, as applicable) are made without the prior written consent of the Mortgage Lenders, or (E) transition commences under the terms of the Compromise or Modified MLCA (as applicable);

xvi.         Unless waived by the Mortgage Lenders, (A) any failure of PropCo to perform all of its obligations under the Final Order Pursuant to 11 U.S.C. Sections 361, 362 and 363 Approving Stipulation for (i) Adequate Protection and (ii) Use of Cash Collateral with Respect to Secured Loans to FCP PropCo, LLC (Docket No. 295) (the “Cash Collateral Order”) entered on September 9, 2009 by the Bankruptcy Court, or (B) the failure of that Cash Collateral Order to remain in effect;

xvii.        Any term or condition of any of the Definitive Restructuring Documentation shall be (whether due to an order of the Bankruptcy Court or otherwise) different than as agreed by the Parties or is inconsistent with the PropCo Term Sheet, and shall remain different for a period of five (5) business days after notice of the difference has been given by one Party to the other Parties;

xviii.       Unless waived by the Mortgage Lenders, the FG Principals shall have revoked their Equity Commitment, or otherwise maintained that such commitment is no longer in full force and effect (other than due to full performance), or such commitment shall have been modified in any manner adverse to the Mortgage Lenders, in each case without the prior written consent of the Mortgage Lenders;

xix.          Any terms or conditions of the PropCo Term Sheet are not satisfied or effectuated in accordance with the terms thereof;

xx.           (A) PropCo or SCI at any time (1) withdraws or revokes the Plan or announces its/their intention not to support the Plan, (2) subject to Section 3(b) of this Agreement, files any plan of reorganization or liquidation other than the Plan, or (3) ceases employing their respective best efforts to prosecute and achieve confirmation of the Plan within the timeframes set forth herein, (B) any Party shall have delivered written notice to PropCo, SCI and the other Parties of any such event, and (C) such event shall have remained uncured for a period of five (5) business days;

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xxi.          The Bankruptcy Court grants or orders any relief that is inconsistent with the PropCo Term Sheet or any Definitive Restructuring Documentation;

xxii.         (A) Any court of competent jurisdiction or other competent governmental or regulatory authority issues an order making illegal or otherwise restricting, preventing or prohibiting the consummation of, or enjoining any of the Parties from entering into, the transactions contemplated by the Plan or the Definitive Restructuring Documentation, or (B) unless waived by the Mortgage Lenders, the occurrence of any event that could reasonably have a material adverse affect on the ability of the FG Parties (i) to receive the necessary gaming and other licenses and approvals in respect of the transactions contemplated by the Plan or the Definitive Restructuring Documentation or (ii) to manage the PropCo Properties once the Plan becomes effective;

xxiii.        (A) The Chapter 11 Case of PropCo shall have been converted to a case under chapter 7 of the Bankruptcy Code or dismissed, or a chapter 11 trustee with plenary powers, a responsible officer, or an examiner with enlarged powers relating to the operation of the businesses of the Debtors (powers beyond those set forth in Sections 1106(a)(3) and (4) of the Bankruptcy Code) shall be appointed in any of the Chapter 11 Cases, or (B) the Debtors shall have filed a motion or other request for relief seeking any such occurrences described in clause (A);

xxiv.        Unless waived by the Mortgage Lenders, the Mortgage Lenders shall not be satisfied with the results of their due diligence concerning the potential tax consequences attendant to implementation of the Plan; and

xxv.         Unless waived by the Mortgage Lenders, any of the lenders to FCP Mezzco Borrower II, LLC, FCP Mezzco Borrower III, LLC or FCP Mezzco Borrower IV LLC, shall have exercised its option to acquire the Mezzanine I Loans and/or the Mortgage Loans (which exercise requires payment of the outstanding amount thereof plus accrued interest, fees and expenses).

9.             Miscellaneous Terms.

(a)       Binding Obligation; Assignment.

Binding Obligation.  Subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is a legally valid and binding obligation of the Parties, enforceable in accordance with its terms, and shall inure to the benefit of the Parties and their representatives.  Nothing in this Agreement, express or implied, shall give to any entity, other

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than the Parties and their respective members, officers, directors, agents, financial advisors, attorneys, employees, partners, Affiliates, successors, assigns, heirs, executors, administrators and representatives, any benefit or any legal or equitable right, remedy or claim under this Agreement.

Assignment.  No rights or obligations of any Party under this Agreement may be assigned or transferred to any other entity except as provided in Section 3(c) hereof.

(b)                     FG Capacity.

Nothing in this Agreement shall prevent or limit either of the FG Principals from fulfilling his fiduciary duties to SCI by voting or taking other actions in his capacity as a director or officer of SCI; provided, however, if any such votes or actions result in a breach of any material covenant or provision of this Agreement, then each Mortgage Lender shall have the right to terminate this Agreement pursuant to Section 7(b)(ii) above as its sole and exclusive remedy for such breach.

(c)                      Further Assurances.

The Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the agreements and understandings of the Parties, whether the same occurs before or after the date of this Agreement.

(d)                     Headings.

The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction or interpretation of any term or provision hereof.

(e)                      Governing Law.

THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CHOICE OF LAWS PRINCIPLES THEREOF.  By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought exclusively in the Bankruptcy Court. By execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably accepts and submits itself to the exclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding.

(f)                        Specific Performance.

The Parties hereby acknowledge that the rights of the Parties under this Agreement are unique and that remedies at law for breach or threatened breach of any provision

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of this Agreement would be inadequate and, in recognition of this fact, agree that, in the event of a breach or threatened breach of the provisions of this Agreement, in addition to any remedies at law, the Parties shall, without posting any bond, be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available and the Parties hereby waive any objection to the imposition of such relief.

(g)                     Complete Agreement, Interpretation and Modification.

i.              Complete Agreement.  This Agreement and the PropCo Term Sheet constitute the complete agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, oral or written, between or among the Parties with respect thereto.

ii.             Interpretation.  This Agreement is the product of negotiation by and among the Parties.  Any Party enforcing or interpreting this Agreement shall interpret it in a neutral manner.  There shall be no presumption concerning whether to interpret this Agreement for or against any Party by reason of that Party having drafted this Agreement, or any portion thereof, or caused it or any portion thereof to be drafted.

iii.            Modification of this Agreement and the Plan.  The Plan and this Agreement (including the PropCo Term Sheet) may only be modified, altered, amended or supplemented, or otherwise deviated from by waiver, consent or otherwise (which waiver or consent with respect to any non material modification to this Agreement or the PropCo Term Sheet shall not be unreasonably withheld, conditioned or delayed by the Parties to this Agreement or the PropCo Term Sheet, as the case may be), by an agreement in writing signed by each Party hereto; provided, however, that the Parties acknowledge that SCI and PropCo may make technical, non-material modifications to the Plan without the consent of the Parties.

(h)                     Effectiveness.

This Agreement shall become effective immediately once each Party hereto has duly executed and delivered a counterpart to this Agreement to each other Party hereto.

(i)                         Execution of this Agreement.

This Agreement may be executed and delivered (by facsimile or otherwise) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has

15

been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

(j)                         Settlement Discussions.

This Agreement, the Plan and the PropCo Term Sheet are part of a proposed settlement of a dispute between the Parties.  Nothing herein shall be deemed an admission of any kind.  Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement.  None of the Parties hereto shall be liable, on any theory of liability, for any special, indirect, consequential or punitive damages on any claim (whether founded in contact, tort, legal duty or any other theory of liability) arising from or related in any manner to this Agreement or the negotiation, execution, administration, performance, breach, or enforcement of this Agreement or the instruments and agreements evidencing, governing or relating to the Plan contemplated hereby or any amendment thereto or the consummation of, or any failure to consummate, the Plan or any act, omission, breach or wrongful conduct in any manner related thereto.

(k)                      Notices.

All notices hereunder shall be deemed given if in writing and delivered, if sent by facsimile, courier or by registered or certified mail (return receipt requested) to the following addresses and facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by like notice):

i.                                          If to the Mortgage Lenders, to:

German American Capital Corporation

60 Wall Street, 10th Floor

New York, NY 10005

Attn:  Robert W. Pettinato, Jr. and General Counsel

Tel: 212-250-5579

Fax: 212-797-4489

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn

Chicago, IL 60603

Attn:  Larry J. Nyhan and Jeffrey E. Bjork

Tel:  312-853-7000

Fax: 312-853-7036

-and-

16

JPMorgan Chase Bank, N.A.

383 Madison Avenue, 31st Floor

New York, NY 10179

Attn: Joseph Geoghan and Scott Dauer

Tel: 212-834-9303

Fax: 917-463-0946

with a copy (which shall not constitute notice) to:

Cadwalader, Wickersham & Taft LLP

700 Sixth Street, N.W.

Washington, DC 20001

Attn: Peter M. Dodson, Esq.

Tel: 202-862-2200

Fax: 202-862-2400

ii.                                       If to Deutsche Bank AG, to:

Deutsche Bank AG

60 Wall Street

New York, NY 10005

Attention: Steven Kessler and Kathleen Yohe

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn

Chicago, IL 60603

Attn:  Larry J. Nyhan and Jeffrey E. Bjork

Tel:  312-853-7000

Fax: 312-853-7036

iii.                                    If to FG or the FG Principals, to:

Fertitta Gaming LLC
1505 South Pavilion Center Drive
Las Vegas, NV 89135
Attn:  Frank Fertitta
Tel: 702-495-3000
Fax:

with a copy (which shall not constitute notice) to:

Munger Tolles & Olson LLP

355 South Grand Avenue, 35th Floor

Los Angeles, CA 90071-1560

17

Attn:  Thomas B. Walper

Tel: 213-683-9100

Fax: 213-687-3702

with a courtesy copy to:

Debtors’s Counsel:

Milbank, Tweed, Hadley & McCloy LLP

601 South Figueroa Street, 30th Floor

Los Angeles, CA 90017

Attn: Paul S. Aronzon and Thomas R. Kreller

Tel:  213-892-4000

Fax: 213-629-5063

-and-

Gibson Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, CA 90071-3197

Attn:  Oscar Garza and Dennis Arnold

Tel: 213-229-7000

Fax: 213-229-7520

Any notice given by delivery, mail or courier shall be effective when received.  Any notice given by facsimile or email shall be effective upon oral or machine confirmation of transmission.

(l)                         Time of the Essence.

The Parties agree that time is of the essence with respect to each and every term and provision of this Agreement.

(m)                   Mortgage Lenders Capacity

The Parties acknowledge that the terms of this Agreement relating to the rights and obligations of any Mortgage Lender relate solely to such Mortgage Lender’s rights and obligations as a Mortgage Lender or secured party under the Mortgage Loan Agreement and the Mezz 1 Loan Agreement and other Security Instruments, Security Documents or other Loan Documents (as defined in either such document) and do not bind such Mortgage Lender or its affiliates (collectively, the “Lender Parties”) with respect to any other indebtedness owed by SCI, PropCo or any affiliate thereof (other than indebtedness owed by any SCI affiliate to PropCo) to any such Lender Party or any affiliate of such Lender Party and that the term “Claims” as used herein shall solely mean the claims that such Lender Party has against PropCo, against Mezz 1 or against any affiliate of PropCo solely to the extent that such rights and claims arise pursuant to the assignments of rights included in the Security Instruments and Security Documents under the Mortgage Loan Agreement or the Mezz 1 Loan Agreement, and such term

18

does not include any claims that any such Lender Party otherwise has against SCI or any other affiliates of SCI.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Parties have entered into this Agreement on the day and year first above written.

Fertitta Gaming LLC

By:	/s/ Frank J. Fertitta III
Name: Frank J. Fertitta III
Title: Authorized Signatory

[Signature Page Plan Support Agreement]

Frank J. Fertitta III

/s/ Frank J. Fertitta III

[Signature Page Plan Support Agreement]

Lorenzo J. Fertitta

/s/ Lorenzo J. Fertitta

[Signature Page Plan Support Agreement]

German American Capital Corporation

By:	/s/ Robert W. Pettinato

Title:	Managing Director

By:	/s/ John K. Beacham

Title:	Director

Amount of Claim under Mortgage Loan:

62.5% of the amounts outstanding under the Mortgage Loan Agreement on the petition date

[Signature Page Plan Support Agreement]

JP Morgan Chase Bank, N.A.

By:	/s/ Scott Dauer

Title:	Executive Director

Amount of Claim under Mortgage Loan:

37.5% of the amounts outstanding under the Mortgage Loan on the petition date

[Signature Page Plan Support Agreement]

Deutsche Bank AG

By:

Name:

Title:

By:	/s/ Kathleen Yohe

Name:	Kathleen Yohe

Title:	Director

[Signature Page Plan Support Agreement]

Attachment 1

PLAN TERM SHEET

THIS TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH AN OFFER OR  SOLICITATION, IF ANY, WILL ONLY BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES AND/OR BANKRUPTCY LAWS.  THIS TERM SHEET IS A DRAFT FOR DISCUSSION PURPOSES ONLY AND DOES NOT ADDRESS ALL MATERIAL TERMS THAT WOULD BE REQUIRED IN CONNECTION WITH THE RESTRUCTURING (AS DEFINED HEREIN) AND IS SUBJECT TO THE COMPLETION AND EXECUTION OF DEFINITIVE DOCUMENTATION ACCEPTABLE TO THE PARTIES AND THE RECEIPT BY THE MORTGAGE LENDERS OF CREDIT AND OTHER INTERNAL APPROVALS.

STATION CASINOS, INC.

FCP PROPCO, LLC

RESTRUCTURING TERM SHEET

MARCH 24, 2010

This term sheet (the “Term Sheet”) outlines a proposed restructuring transaction (as further defined below, the “Restructuring”) for Station Casinos, Inc. and certain of its subsidiaries and FCP PropCo, LLC to be implemented pursuant to a joint plan of reorganization (the “Plan”) under chapter 11 of the United States Bankruptcy Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”) and certain related transactions.  Capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Bankruptcy Code.  This Term Sheet does not include a description of all of the terms, conditions and other provisions that are to be contained in the definitive documentation governing the Restructuring, which remain subject to discussion and negotiation.

Relevant Parties:

Opco:	Station Casinos, Inc., a Nevada corporation (“Opco”) and certain of its subsidiaries and affiliates described on Annex 1 (the “Opco Debtors”).

Propco:	FCP PropCo, LLC, a Delaware limited liability company (“Propco”).

New Propco:

A new entity formed by the Mortgage Lenders for the purpose of acquiring the assets of Propco and certain of the assets of the Opco Debtors and certain other Opco subsidiaries as part of the Restructuring, together with its subsidiaries, all in accordance with the terms and conditions summarized herein (“New Propco”).

MezzCo Debtors:

FCP MezzCo Parent, LLC, FCP MezzCo Parent Sub, LLC, FCP MezzCo Borrower VII, LLC, FCP MezzCo Borrower VI, LLC, FCP MezzCo Borrower V, LLC, FCP MezzCo Borrower IV, LLC, FCP MezzCo Borrower III, LLC, FCP MezzCo Borrower II, LLC, FCP MezzCo Borrower I, LLC, each a Delaware limited liability company (the “MezzCo Debtors”).  FCP MezzCo Borrower IV, LLC, FCP MezzCo Borrower III, LLC, FCP MezzCo Borrower II, LLC, FCP MezzCo Borrower I, LLC are also collectively the “MezzCo Borrowers”.

Land Loan Borrower:	CV PropCo, LLC, a Nevada limited liability company (the “Land Loan Borrower”).

FG:	Fertitta Gaming LLC, a Nevada limited liability company (“FG”).

Existing Opco Capital Structure:

Credit Agreement:

Credit Agreement, dated as of November 7, 2007, among Opco, as borrower, Deutsche Bank Trust Company Americas, as Administrative Agent, the other lenders party thereto, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., as joint lead arrangers and joint book runners, JPMorgan Chase Bank, N.A., as Syndication Agent, and Bank of Scotland plc, Bank of America, N.A., and Wachovia Bank, N.A., as Co-Documentation Agents.

General Unsecured Claims:	General unsecured claims against Opco, including without limitation the Opco Senior Notes, the Opco Subordinated Notes and any lease rejection claims.

Equity Holders:	100% of the equity issued by Opco is held by debtors FCP Holding, Inc., FCP Voteco, LLC and Fertitta Partners LLC.

Existing Propco Capital Structure:

Mortgage Loans:

The loans (the “Mortgage Loans”) made pursuant to the Amended and Restated Loan and Security Agreement, dated as of March 19, 2008, among Propco, as Borrower, and German American Capital Corporation and JPMorgan Chase Bank N.A., as lenders (the “Mortgage Lenders”).

General Unsecured Claims:

General unsecured claims, if any, against Propco (“Propco General Unsecured Claims”), including without limitation deficiency claims of Mortgage Lenders, swap claims of Deutsche Bank AG (“Swap Counterparty”) and any allowed prepetition claims of Opco against Propco.

Mezzanine Loans:	Mezzanine debt (the “Mezzanine Loans”) incurred by the MezzCo Debtors.

Equity Holders:	100% of the equity issued by Propco (“Propco Equity”) is held by FCP MezzCo Borrower I, LLC.

Master Lease and License:

Master Lease, dated as of November 7, 2007 (as amended), between Propco and Opco (the “Master Lease”) and License and Reservation Service Agreement, also dated as of November 7, 2007, between Propco and Opco (the “License” and together with the Master Lease, the “Master Lease and License”).

Amended and Restated Master Lease Compromise Agreement (the “Compromise”):

The Amended and Restated Master Lease Compromise Agreement dated as of and approved by the Bankruptcy Court on December 11, 2009, among Opco and certain of its wholly owned subsidiaries and Propco, as amended by that certain First

Amendment to Amended and Restated Master Lease Compromise Agreement, dated as of February 24, 2010 and approved by the Bankruptcy Court on March 2, 2010.

Land Loan:

Approximately $250  million delay-draw term loan of the Land Loan Borrower that is collateralized by land (the “Land Loan Collateral”) located on the southern end of Las Vegas Boulevard at Cactus Avenue and land surrounding Wild Wild West in Las Vegas, Nevada (the “Land Loan”).

Structure of the Plan:

The Plan will principally consist of (a) the satisfaction of the Mortgage Loans by transferring the assets of PropCo (including all FF&E on which Propco has a lien and which Propco acquires from Opco and its subsidiaries in partial satisfaction of its secured claims against those entities) to New Propco, an entity the economics of which will be initially wholly-owned by the Mortgage Lenders in accordance with their ratable interests in the Mortgage Loan, as more fully set forth on Annex 7, with such transfer to occur, pursuant to the Plan, free and clear of all liens, claims and encumbrances, (b) [*], (e) the rejection, as of the effective date under the Plan (the “Effective Date”), by Opco of the Master Lease and License (with the License and Master Lease, as amended by the Compromise, to remain in place without rejection so long as the Plan Support Agreement (as defined below) remains in effect).  Concurrently with or immediately upon consummation of the Plan, the following additional steps are also contemplated:  (1) the restructuring of the Land Loan and the transfer of the Land Loan Borrower or the assets constituting collateral under the Land Loan to New Propco, (2) the issuance by New Propco of certain out of the money warrants for non-voting equity in New Propco as described in Annex 3, (3) the issuance by New PropCo of new senior secured debt to the Mortgage Lenders in consideration of the asset transfers from Propco, (4) the sale by the Mortgage Lenders to FG, ratably in accordance with their interests (prior to giving effect to any other sales of equity by the Mortgage Lenders) of (i) 50% of the equity in New Propco and (ii) certain of the warrants as further described in Annex 3 and (5) the entry into a management agreement between FG and New Propco, in each case, as set forth in more detail herein (the Plan and such other steps described in (1) through (5) above, collectively, the “Restructuring”).

Plan:

General.  The Restructuring shall be implemented pursuant to the Plan and disclosure statement discussing the Plan (the “Disclosure Statement” a Co-Investment Agreement by and among the Mortgage Lenders and FG (the “Co-Investment Agreement”)  (collectively,  together with the Plan and any definitive documents

* Material has been omitted pursuant to a request for confidential treatment and has been filed separately with the SEC.

relating thereto, the “Restructuring Documents”), in each case in form and substance acceptable to the Mortgage Lenders, New Propco and FG.

Tax.  The parties will endeavor to structure the Restructuring (including the closing thereof) and the Plan in a tax efficient manner.  The tax structure shall be agreed by the Mortgage Lenders and FG in the Restructuring Documents.

Regulatory.  The Restructuring and the Plan will be subject to all regulatory requirements, including gaming regulations.  The gaming regulatory approach will be agreed by the Mortgage Lenders and FG in the Restructuring Documents.

Propco Restructuring Transactions:

Propco Restructuring:

The Plan will provide for the following treatment of claims against and interests in Propco:

(a)   Propco Plan Recipients:  The holders of Mortgage Loans (collectively, the “Propco Plan Recipients”), will be entitled under the Plan, ratably in accordance with their 62.5% and 37.5% shares of the outstanding Mortgage Loans, to receive, directly or through New Propco as their designee, the following (collectively, the “Senior Plan Recovery”): (i) all existing collateral for the Mortgage Loan; (ii) [*]; (iii) any other FF&E and reserves pledged to Propco under the Master Lease and the existing FF&E Security Agreement; (iv) all cash collateral held at Propco; (v) all distributions from Opco received by Propco on account of the claims of Propco against Opco, including claims for rejection of the Master Lease; and (vi) general releases from Opco, Propco and their respective estates and affiliates as described below under Definitive Documentation.  Concurrently therewith, CV Holdco, LLC shall transfer to New Propco or a subsidiary thereof all of its equity interests in the Land Loan Borrower, CV Propco, LLC.  Transfers to New Propco or the Land Loan Borrower will include all construction, design and branding assets related to any of the properties to be transferred to such entity

(b)   Formation of New Propco:  The Propco Plan Recipients will form New Propco prior to the Effective Date and will designate New Propco or a subsidiary thereof as their designee to receive all asset transfers described above

* Material has been omitted pursuant to a request for confidential treatment and has been filed separately with the SEC.

(other than any claims under the rejected Master Lease and the rejected License Agreement and “Excess Effective Date Cash”, as defined below, which will be retained by the Propco Plan Recipients) and will capitalize New Propco with all Retained Available Cash (as defined below) and in consideration of such asset transfers the Propco Plan Recipients will receive, ratably in accordance with their interests in the Mortgage Loans, a senior secured mortgage loan facility, in an aggregate principal amount equal to $1.6 billion, to be secured by (x) substantially all of the assets of New Propco, including the assets described in items (i) through (iv) of paragraph (a) above (but excluding collateral for the Land Loan and including the other collateral and terms described on Annex 2), (y) any equity interests in any subsidiaries acquired or formed by New Propco in connection with the Restructuring; and (z) 100% of the limited liability company interests of New Propco (the “New Propco Equity”).  The New Propco Equity shall consist both of non-voting interests to be issued to a holding company (“Holdco”) owned by the Propco Plan Recipients and voting equity interests with minimal economic rights to be issued in favor of a limited liability company called “Voteco” as more particularly described on Annex 7.  References herein to New Propco Equity or New Propco, as the case may be, shall refer to either New Propco, Holdco or both such entities, as the context may require.  Holdco would also issue certain out-of-the-money warrants on terms described in Annex 3.

(c)   Holders of Other General Unsecured Claims:  Holders of Propco general unsecured claims will not be entitled to distributions under the Plan.

(d)   Equity:  Holders of existing Propco Equity will not be entitled to distributions under the Plan.  On the Effective Date, all existing Propco Equity will be extinguished.

Mezzanine Debtors and Borrowers Plan Treatment:

Holders of Mezzanine Loans and any other creditors of MezzCo Debtors will not be entitled to any distributions under the Plan from the Debtors.  On the Effective Date, the Mezzanine Debtors will be dissolved and all equity issued by the Mezzanine Debtors will, unless otherwise agreed by the Mortgage Lenders, be distributed in satisfaction of the claims of the lenders to the Mezzanine Debtors; provided that any equity so distributed will be deemed cancelled upon delivery and the holders thereof will have no rights to pursue any claims or rights against Propco, Opco or their respective affiliates.

Assignments by Propco Plan Recipients and FG:	The Propco Plan Recipients may assign to certain parties in interest cash and/or portions of their interests in New Propco. Specifically it is contemplated that, in settlement of certain disputes and other contract claims (i) the Propco Plan Recipients may assign the Lender Warrants (as described on Annex 3) to certain parties in interest, (ii) the Propco Plan Recipients will assign to the Swap Counterparty, ratably in accordance with their interests, $7.9 million in cash (as defined below) paid to them, (iii) JPMorgan Chase may separately sell to one or more parties in interest non-voting equity of up to 4.375% of total equity in New Propco out of the equity acquired by JPMorgan Chase provided that it will be a condition to acquiring equity in New Propco that no such purchaser nor any direct or indirect equity owner of such purchaser (excluding for this purpose any direct or indirect equity owner who would not be deemed to own an interest in the capital or profits of New Propco for purposes of Section 267 of the Internal Revenue Code of 1986, as amended, (the “Code”), including by reason of Section 267(e)(3)(B), through its interest in such purchaser) own or be deemed to own, any interest in the stock of Opco for purposes of Section 267 of the Code and the Treasury regulations promulgated thereunder, including any deemed ownership resulting from the application of the constructive ownership provisions of Section 267(c) of the Code, which shall include but not be limited to any deemed ownership of Opco stock as a result of an ownership interest in any fund managed or operated by Colony Capital that holds an indirect interest in Opco stock and such purchaser will be required to represent that the foregoing is true in the instrument through which it obtains such equity, (iv) FG may sell to certain parties in interest non-voting equity of up to 10.0% of total equity in New Propco out of the equity acquired by FG in the Restructuring, (v) prior to the date that is six months after the date of confirmation of the Plan by the Bankruptcy Court, the Mortgage Lenders or FG may cause New Propco to issue(1) additional non-voting equity in an amount not to exceed 20% of the total equity value of New Propco (after giving effect to such new issuance) directly to any persons (excluding (1) the Mortgage Lenders and their respective affiliates, (2) any person that owns or is deemed to own any interest in the stock of Opco for purposes of Section 267 of the Code as more particularly described in clause (iii) above and (3) any person if (x) a direct or indirect equity owner of such person owns or is deemed to own any interest in the stock of Opco for purposes of Section 267 of the Code as more particularly described in clause (iii) above and (y) any direct or indirect equity owner of such person described in (x) would be deemed to own an interest in the capital or profits of New Propco for purposes of Section 267 of the Code as a result of such equity owner’s interest

(1)       The Co-Investment Agreement shall provide that all allocations of governance authority and voting rights between FG equity holders and non-FG equity holders shall, following any such issuance under this subclause (v) remain the same as before such issuance for all purposes, regardless of who purchases such subclause (v) issuance or the size of such purchase.

in such person, and further excluding any person listed on Annex 6, none of whom may participate in any such offering without the consent of FG and the Mortgage Lenders), so long as (a) such equity is sold at a price equal to (or, if initially offered and sold after the Effective Date equal to or greater than) 100% of the equity value for such shares set forth in the Co-Investment Agreement (b) the cash proceeds received are applied to reduce the Term Facility provided for in Annex 2, and (c) except as otherwise agreed between FG and the Propco Plan Recipients, each of the Propco Plan Recipients, FG and certain parties-in-interest who acquire their interests from FG at closing, is given the right to participate in each such offering to the extent necessary to maintain the same percentage of ownership the Propco Plan Recipients or the Fertitta Affiliates (as defined below) or such other parties, respectively, would have had absent such additional offering, and (vi) the Mortgage Lenders and FG may collectively elect to have New Propco participate in a bid for Opco and to make additional equity investments in New Propco in connection with such bid.  If the Fertitta Affiliates, the Mortgage Lenders or any other persons purchase additional equity in New Propco in connection with the Restructuring, then the percentages set forth in clauses (iii) and (iv) of the immediately preceding sentence (and the percentage of equity to be acquired under the warrants) will be automatically reduced to take into account the dilutive effect of the resulting increase in total capitalization(2)  FG may assign to Frank Fertitta, Lorenzo Fertitta or (so long as Frank or Lorenzo Fertitta, as applicable, control the voting of such shares) to any family-owned estate planning affiliates (Frank and Lorenzo Fertitta, collectively, the “Fertitta Brothers” and such family-owned affiliates holding economic but not voting control of shares, the “Fertitta Family Entities”), or designate any one or more of the same to initially receive, all equity and warrants designated under this Term Sheet to be sold by the Propco Plan Recipients to FG.

(2)       By way of example, based on a $200mm plan of reorganization value for standalone Propco, if $50mm of additional equity contributions is invested in New Propco, the 4.375% would be reduced to 3.5%.

Rejection of Master Lease and License:

Effective as of the Effective Date, the Master Lease and License will be rejected by Opco.  Upon plan confirmation and as a condition to the Effective Date, all necessary steps, including licensing and transition assistance in order to accomplish a prompt and relatively seamless transition (as contemplated in the Plan) of Propco operations to New Propco with FG as manager, shall have occurred such that, on the Effective Date, New Propco, with FG as manager, will have assumed full operational management of the Propco locations.  The new credit documentation, management agreement and related documentation will include an obligation of New Propco and FG to deliver full transition services in form and substance satisfactory to the Mortgage Lenders (as to be provided in such documentation) following a default under the new credit documents.

Land Loan and Wild Wild West Property:

Land Loan:  The Land Loan Borrower or the assets constituting collateral under the Land Loan will be transferred to New Propco or a subsidiary thereof at the direction of the holders of the Land Loan.  Except as described on Annex 2, the Land Loan will  be non-recourse to New Propco and will otherwise be restructured on the terms contained on Annex 2.

Wild Wild West Property:  Subject to any required consents from the Wild Wild West landlord and/or court order, the portions of the Wild Wild West assemblage held by Opco and its subsidiaries, including (a) the Wild Wild West real estate and ground leasehold and casino and other operating related assets held by Tropicana Station, Inc., the operator of the Wild Wild West Casino, and (b) the option to purchase other related property located within the boundary of or adjacent to the Wild Wild West assemblage, shall be transferred to the restructured Land Loan Borrower or a subsidiary thereof at a price mutually agreed by the Mortgage Lenders and Opco or, if no such agreement is reached, the value determined by the Bankruptcy Court, and added to the Land Loan Collateral. The Wild Wild West operating assets will be managed by FG under separate agreement with the owner thereof on the same terms and conditions as the FG Management Agreement (as defined below)  but will be terminable at will without penalty by the Land Loan Borrower (or upon an event of default under the Land Loan, by the Land Loan lenders).   Except as provided in the limited support agreement described on Annex 2, the Wild Wild West lease will  be non-recourse to New Propco.

Headquarters Building:

The headquarters building located at 1505 South Pavilion Center Drive is currently leased to Opco by a third party.  Opco has expressed its intention to reject the lease as it is currently constituted and such lease is being re-negotiated by Opco to reduce the rent to market and potentially to reduce the amount of space rented.  Subject to successful renegotiation of the lease with the landlord on terms approved by FG and the Mortgage Lenders, the lease will be consensually modified, assumed by Opco and assigned to New Propco in consideration of Opco being relieved of liability for rejection damages. If the re-negotiation of the lease is not successful, the headquarters building lease will not be assigned to New Propco and likely will be rejected by Opco.

[*]	[†]

[‡]	[§]

Sale and License to FG:

Sale:  On the Effective Date, (i)  the Mortgage Lenders  will sell (pro rata in proportion to the New Propco Equity owned by each, or as otherwise agreed by the Mortgage Lenders), and FG (or the Fertitta Brothers and Fertitta Family Entities) will collectively purchase (and may subsequently reassign such New Propco Equity among themselves and other Fertitta Affiliates), 50% of the New Propco Equity and certain warrants as described on Annex 3 for a cash purchase price of $85.65 million(3) and (ii) New Propco shall, as part of the consideration for the FG Management Agreement described below, grant to FG a non-exclusive, non-assignable, non-sublicenseable fully paid perpetual license to use Propco’s IT System (as described on Annex 8) (including with respect to all non-Propco assets managed, owned, or operated by FG or a Fertitta Affiliate).  Such purchase and sale will be consummated pursuant to a purchase agreement on terms customary for a transaction of this nature (including no seller reps or warranties, express or implied).

FG Management Agreement and other FG Matters:

Subject to the terms of the new loan documentation, FG will enter into a 25 year management agreement with New Propco (the “FG Management Agreement”) pursuant to which (i) FG or such affiliate will agree to manage the business and affairs of New Propco, and (ii) New Propco will pay management fees to FG equal to the sum of 2.0% of New Propco gross revenues plus 5.0% of EBITDA, all as set forth on Annex 4.   It is expressly understood that FG may elect to form a new Fertitta Affiliate to act as the manager for New Propco in which event references in this Term Sheet to FG in its capacity as manager shall mean and be references to such Fertitta Affiliate as the context may require.

* Material has been omitted pursuant to a request for confidential treatment and has been filed separately with the SEC.

† Material has been omitted pursuant to a request for confidential treatment and has been filed separately with the SEC.

‡ Material has been omitted pursuant to a request for confidential treatment and has been filed separately with the SEC.

§ Material has been omitted pursuant to a request for confidential treatment and has been filed separately with the SEC.

(3)       Calculated using a negotiated management discount to a $200 million POR equity value.

In a separate non-competition agreement, New Propco will agree with the Fertitta Brothers and FG that there shall be no restrictions on the ability of FG or any Fertitta Affiliate (as defined below) to enter into management agreements (where no equity contribution is being made by FG or any such Fertitta Affiliate ) in respect of other gaming and non-gaming enterprises of any kind, wherever located.  If, however, such management-only agreements (i) pertain to a gaming and/or hotel management opportunity located within the Las Vegas Locals Market (as defined below) and (ii) provide all-in compensation to any Fertitta Affiliate in excess of the compensation that such Fertitta Affiliate would have received if such management agreement was compensated on the basis of the “sum of 2.0% of the management opportunity gross revenues plus 5.0% of EBITDA” compensation structure on the terms set forth in the FG Management Agreement, then such “excess” amount shall be paid over to New Propco as a consent fee if, as and when received.  As used herein, “Fertitta Affiliate” shall mean (a) Frank Fertitta or Lorenzo Fertitta, any spouse or child or Fertitta Family Entity (each, a “Specified Person”), (b) a person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, a Specified Person, (c) any person that is an officer, director, partner, manager or trustee of, or serves in a similar capacity with respect to, a Specified Person or of which a Specified Person is an officer, partner, manager or trustee, or with respect to which a Specified Person serves in a similar capacity; or (d) any person one-third or more of whose equity securities are owned by Specified Persons.  Without otherwise limiting the scope of the definition of Fertitta Affiliate, it is agreed that neither Zuffa, LLC nor its subsidiaries and joint ventures shall constitute a Fertitta Affiliate unless engaged in the investment in, ownership of or  management of a hotel or any activity that requires licensing as a casino gaming company.

With respect to gaming or hotel investment opportunities (other than management-only agreements and other than investments in entities not constituting hotels and holding only a “restricted license” as currently defined in the Nevada Revised Statutes) arising within the Las Vegas Locals Market (as defined below), FG shall not, and shall not allow any Fertitta Affiliate to, invest in such opportunity (including without limitation any investment in Opco) unless (i) the percentage of total equity and any equity equivalents invested in such entity (including Opco or any subsidiary thereof) by FG and the Fertitta Brothers (directly or indirectly through any Fertitta Affiliates) is not greater than the percentage of equity owned by the Fertitta Affiliates in New Propco at the time of investment ; (ii) New Propco has been given a right of first refusal with respect to all or any portion of such investment, which right of first refusal will be exercisable at the direction of the Other Holders (as defined in Annex 7) and (iii) if the Propco Plan Recipients are willing to fund their percentage share of such bid (based on their percentage interests in New Propco) or allow New Propco to fund such bid, then any FG bid for such assets must be a joint bid involving New Propco and/or the Propco Plan Recipients as applicable.  FG and the Fertitta Brothers (whether alone or as part of a group) will be entitled to pursue any such opportunity independently if the right of first refusal is not exercised.  If the right of first refusal is not exercised by New Propco and FG or any Fertitta Affiliate will manage the opportunity in which the investment is being made and such management agreement together with any analogous agreements provides all-in compensation to any Fertitta Affiliate in excess of the compensation that such Fertitta Affiliate would have received if such management agreement was compensated on the basis of the “sum of 2.0% of the management opportunity gross revenues plus 5.0% of EBITDA” compensation structure on the terms set forth in the FG Management Agreement, then such “excess” amount shall be paid over to New Propco as a consent fee if, as and when received.

Cash investments in the Las Vegas Locals Market by FG, Frank Fertitta, Lorenzo Fertitta or any Fertitta Affiliates shall not, in any event, exceed an aggregate amount equal to their initial net cash investment in equity of New Propco of $85 million plus any additional concurrent or subsequent cash investments by FG, Frank Fertitta, Lorenzo Fertitta or any other Fertitta Affiliates in equity of New Propco (such aggregate amount, the “Investment Cap”).

Nothing shall restrict FG and the Fertitta Affiliates (whether alone or as part of a group) from independently pursuing any gaming or non-gaming opportunity of any kind arising anywhere outside of the Las Vegas Locals Market and New Propco’s right of first refusal shall not apply to any opportunity of any kind arising outside of the Las Vegas Local Market, provided that, with respect to gaming investment opportunities only, unless such investment opportunities are funded exclusively through the capital of FG, the Fertitta Brothers or the Fertitta Family Entities or the capital of other parties (including any Fertitta Affiliates) who committed to provide equity simultaneously to or prior to the time that Fertitta Affiliates entered into a binding agreement to make such investment, then the Propco Plan Recipients (to the extent that they still own New Propco Equity), ratably together with certain third-party assignees of FG owning New Propco Equity at closing that are not Fertitta Affiliates, shall have a right of first refusal to purchase all or any portion of the equity investment to be provided by such other parties.  This right of first refusal may be exercised by each of the Propco Plan Recipients that at the time of the offer still owns at least ten percent (10%) of the outstanding New Propco Equity at such time, and must be exercised within 30 business days after the making of such offer to such Propco Plan Recipients.

As used herein, “Las Vegas Locals Market” refers to any area within the Las Vegas, Nevada city limits or within a 50 mile radius of the intersection of Las Vegas Boulevard South and Charleston Boulevard in Las Vegas, Nevada other than (x) the area bordered by Sunset Road on the south, the I-15 freeway on the west, Charleston Boulevard on the north and Paradise Road on the east, and (y) the Las Vegas Hilton and related landholdings.

The non-competition agreement will be coterminous with the FG Management Agreement.  Notwithstanding the foregoing, if either Frank Fertitta or Lorenzo Fertitta is, at the time of  termination of the FG Management Agreement, and thereafter remains, chief executive officer of New Propco, the non-competition agreement shall remain in effect so long as either person holds such position.

The FG Management Agreement will be on substantially the terms described on Annex 5, including provisions relating to termination, limitations on assignments as described therein.  The FG Management Agreement will be subordinated to the credit facility under the terms of a subordination and attornment agreement to be included in the new credit documentation.

Cash and New Financing:

On the Effective Date, cash in the amount of $80 million, less any transition costs incurred by Propco or Propco lenders (excluding from such transition costs the Land Loan Collateral Fundings, as defined below, which shall not be deducted from the $80 million amount) prior to the Effective Date (such net amount, the “Retained Available Cash”) will be retained by and for the benefit of New Propco.  Excess cash on the Propco balance sheet above the Retained Available Cash shall be applied (i) to fund any amounts used for the acquisition of the additional assets to further secure the Land Loan as described above (the “Land Loan Collateral Fundings”), and (ii) the remainder (“Excess Effective Date Cash”) shall, unless otherwise agreed by the Mortgage Lenders, be applied as additional recovery to the Propco Plan Recipients (or their assignees as determined above) upon emergence.

On the Effective Date under the Plan, New Propco will enter into a revolving credit facility of $100 million, with a sub-limit of $60 million available for use in connection with acquisitions, on substantially the terms described on Annex 2, to be provided by the Mortgage Lenders proportionate to their ownership of the current Mortgage Loan.  The revolver will not be used to fund acquisitions outside the Las Vegas Locals Market.

Corporate Governance:

New Propco will be governed by an amended and restated limited liability company agreement (the “LLCA”) among New Propco and the holders of the New Propco Equity.  Among other things, the LLCA will contain governance mechanics, Mortgage Lender protections and liquidity provisions (including FG transfer limitations and tagalong/ registration rights of Mortgage Lenders as specified in Annex 7), and will specifically provide that: (i) New Propco Equity shall be subject to a prohibition on sale by any equity holder without consent of the other equity holders until the 6 month anniversary of the Effective Date (exclusive of sales to affiliates , sales at closing, sales of up to an additional 20% of equity as described above or pursuant to options or warrants granted at closing as described above), (ii) each equity holder shall have a right of first refusal on any sale of equity of New Propco that is proposed by another equity holder, (iii) no equity of New Propco may be sold by a holder to any “strategic buyer” listed on Annex 6, and (iv) the provisions outlined in Annex 7 shall be incorporated, regarding among other things the board of managers of New Propco and that certain major matters specified in Annex 7 shall require a super majority of the board of managers to be approved.  The LLCA also will have such other terms as are described in Annex 7.

[*]	[†]

Fertitta Colony Partners, LLC, FCP Holding, Inc., FCP Voteco, LLC and Fertitta Partners LLC Plan Treatment:

Creditors of Fertitta Colony Partners, LLC, FCP Holding, Inc., FCP Voteco, LLC and Fertitta Partners LLC will not be entitled to any distributions under the Plan.  On the Effective Date, Fertitta Colony Partners, LLC,  FCP Holding, Inc., FCP Voteco, LLC and Fertitta Partners LLC will be dissolved and all equity issued by Fertitta Colony Partners, LLC,  FCP Holding, Inc., FCP Voteco, LLC and Fertitta Partners LLC will be extinguished.

Definitive Documentation:

Timing and Documents — A plan support agreement (the “Plan Support Agreement”) to include FG, Frank Fertitta and Lorenzo Fertitta and firm funding commitments by the Fertittas, will be executed by April 12, 2010, and a motion to amend the Compromise will be filed by April 12, 2010, as outlined in “Transition Services” above, and including extension through the Effective Date (or until the earlier termination or expiration of the plan support agreement) of the Deferral Period provided for under the Compromise, as amended (including continuing payment of Reduced Rent), all in form and substance satisfactory to Mortgage Lenders, Propco, FG, the Fertittas and Opco, and court order approving the amended Compromise.

The Restructuring will be consummated pursuant to definitive documents, in form and substance satisfactory to Mortgage Lenders, Propco, FG and the Fertitta Brothers on the terms set forth in (i) this Term Sheet (including the Annexes hereto), (ii) the

* Material has been omitted pursuant to a request for confidential treatment and has been filed separately with the SEC.

† Material has been omitted pursuant to a request for confidential treatment and has been filed separately with the SEC.

Plan and its accompanying disclosure statement, (iii) the Co-Investment Agreement, (iv) the confirmation order approving the Plan, (v) limited liability company agreements, credit agreements, security agreements and other documents contemplated hereunder and (vi) any related plan documents, and shall otherwise be in form and substance acceptable to each of the Mortgage Lenders, New Propco and FG.  Subject to mutually acceptable definitive documentation, FG and the Fertitta Brothers will indemnify the Mortgage Lenders against certain contingent liabilities  in connection with the filing and implementation of the Plan.  Consummation will be subject to customary closing conditions, including payment of all Mortgage Lenders’ reasonable out-of-pocket fees and expenses (including attorneys’ and advisors’ fees); receipt of closing documentation such as (x) certified organizational documents and resolutions and other documentation requested by the Mortgage Lenders, (y) legal opinions regarding authority, existence, good standing, due formation, non-contravention, enforceability and other customary matters as reasonably required by Mortgage Lenders and (z) title insurance (or updated endorsements to lender’s policies of mortgage and UCC title insurance), UCC searches and other customary searches reasonably satisfactory to Mortgage Lenders, and completion of all acts required or reasonably requested by Mortgage Lenders to perfect their interests in the collateral securing the reorganized Mortgage Loans and Land Loan, respectively.

Definitive documents and the Plan will include general releases by Opco, Propco and their respective estates and affiliates, and all persons claiming by or through them, of all claims arising prior to the Effective Date. Consideration for such releases shall be as specified in, and contemplated under, the Plan and disclosure statement.

The Plan may become effective in stages as debtors are able to satisfy conditions to effectiveness on their respective reorganization transactions.

ANNEX 1

OPCO DEBTORS

Station Casinos, Inc.

River Central, LLC

Tropicana Station, LLC

FCP Holding, Inc.

FCP Voteco, LLC

Fertitta Partners LLC

Northern NV Acquisitions, LLC

ANNEX 2

CERTAIN DEBT TERMS

MORTGAGE LOAN FACILITIES

•                  $1,600 million term loan (“Term Facility”) and $100 million revolving credit facility (Revolving Credit Facility”), with a sub-limit of $60 million available for use in connection with acquisitions in the Las Vegas Local Market, collectively referred to as the “Mortgage Loan Facilities”

•                  Cash Interest Rate:  L+300bps for first three years; L+350bps for years 4 and 5; pricing increases in years 6 and 7 upon Maturity Extension described below; no LIBOR floor

•                  Mortgage Loan Facilities mature 5 years after date of emergence, subject to two one-year extension options (i.e., years 6 and 7) to be available subject to absence of default, payment of 1% extension fee for each year, a step-up in interest rate to L+450 (in year 6) and L+550 (in year 7) and pro forma compliance with a total leverage test to be determined (in year 7) (each, a “Maturity Extension”)

•                  Year 1 to commence on Effective Date, with each following year based upon related Effective Date anniversary

•                  Future interest rate protection for Mortgage Loan Facilities to be determined

•                  Excess Cash Flow Sweep of 75% to be applied as permanent repayment/amortization to the Term Facility, with step-downs tied to a leverage grid to be determined

•                  Any retained Excess Cash Flow will be available for permitted investments, capital expenditures and other permitted general corporate purposes and to make or reserve for tax distributions, if applicable (but in no event will  dividends be permitted to be made to shareholders of New Propco or other persons outside the permitted Borrower group).

•                  No scheduled minimum amortization of Mortgage Loan Facilities prior to final stated maturity (i.e., only required amortization is pursuant to Excess Cash Flow Sweep as described above)

•                  Mortgage Loan Facilities to be secured by a pledge of New Propco equity (including equity held by Holdco and Voteco in New Propco), together with all tangible and intangible assets of New Propco and its subsidiaries (other than Land Loan Collateral), including but not limited to all real property, FF&E, IP, IT, equity interests (including any direct or indirect equity interests in Opco that may be acquired by New Propco) and cash (including retained Excess Cash Flow) owned or held by such entities.

•                  Priority of Revolving Credit Facility vis a vis Term Facility to be determined by Mortgage Lenders.  Mortgage Lenders reserve the right to create up to 4 tranches and sub-tranches in the aggregate, including senior and subordinated sub-tranches within the Mortgage Loan Facilities, provided that no tranche  may be less than $250mm.  The foregoing limitation on the number of tranches shall not limit the rights of the lenders to assign or participate pari-passu interests in any tranche.

•                  Unused, letter of credit and other customary fees with respect to Revolving Credit Facility to be agreed

•                  Financial covenants TBD, with a 1.5-year holiday and covenant levels for year 2 (after holiday expiration) and thereafter to be set with a 25% cushion to a business plan acceptable to the Mortgage Lenders

•                  Affirmative and negative covenants TBD but in any event to include limitations on (i) liens, (ii) indebtedness, (iii) mergers and consolidations, (iv) sales and transfers of assets, (v) loans, acquisitions and other investments (including joint ventures and project developments), (vi) management contracts, material leases and renewals, modifications and extensions thereof, (vii) dividends to, and redemptions from, equity holders, (viii) transactions with affiliates, (ix) changes in nature of business, (x) restrictions on distributions, advances and asset transfers by subsidiaries and (xi) capital expenditures.

•                  The new loan documents will provide that, following default, New Propco and FG will provide full transition services under documentation satisfactory to Mortgage Lenders to the Mortgage Lenders and their designees.

LAND LOAN

•                  Approximately $250 million term loan (net outstanding after application of interest reserve to principal, addition of swap claim after conversion to principal and addition of accrued interest) to Landco

•                  Landco will be owned by a subsidiary of New Propco (“Landco Holdco”) that pledges its equity in Landco as security for the Land Loan; New Propco will pledge its equity in Landco Holdco as security for the Mortgage Loan Facilities

•                  Non-recourse to New Propco and its other subsidiaries, except as set forth below.

•                  PIK Interest Rate:  L+350bps for initial five year term; cash pay interest and pricing increases in years 6 and 7 upon Maturity Extension described below; no LIBOR floor

•                  Land Loan matures 5 years after date of emergence, subject to two one-year extension options (i.e., years 6 and 7) to be available subject to absence of default, payment of 1% extension fee for each year, a step-up in interest rate to L+450 (in year 6) and L+550 (in year 7), cash pay interest (no further PIK) in years 6 and 7, and extension under (and absence of default under) Mortgage Loan Facilities (each, a “Maturity Extension”)

•                  Year 1 to commence on Effective Date, with each following year based upon related Effective Date anniversary

•                  New Propco will be responsible for and enter into a limited support agreement in respect of (i) any Landco net operating costs, provided that any agreement by New Propco to support payment of  rent under the Wild Wild West ground lease or option prices under the ground lease option or other options shall be subject to the next sentence, and (ii) customary non-recourse carve-out obligations consistent with the terms of the current non-recourse guarantees relating to the Land Loan (excluding there from any direct or indirect interest payment guaranty).  Any agreement by New Propco to provide limited support for obligations of Landco or any subsidiary of Landco for payment of rent and other obligations under the Wild Wild West ground lease shall exclude any liability for (i) option prices thereunder or other options, none of which options shall be exercised unless approved by the Mortgage Lenders or (ii) any accelerated rent or damages payable by reason of a default under the ground lease.

•                  Land Loan secured by all tangible and intangible assets of Landco, consisting of the Cactus property and Wild Wild West assemblage, and by equity pledge of all ownership interests in Landco.  If acquired by the Land Loan Borrower or a subsidiary thereof,  the additional Wild Wild West assets described in the Term Sheet will each be added to the collateral for the  Land Loan.

•                  Customary affirmative and negative covenants, including no dividends by Landco without the consent of the Mortgage Lenders.

ANNEX 3

WARRANT TERMS

Percentage of Total Equity

There will be two classes of warrants as described below: the “FG Warrants” and “Lender Warrants” each permitting purchase of non-voting equity in an amount equal to up to two and one-half percent (2.5%) of total issued shares of “Propco Holdco,” the parent company that holds non-voting shares of New Propco, on a fully diluted basis for a total of 5% (or such lesser percentage as is calculated per the following paragraph).The FG Warrants and the Lender Warrants will have different strike prices as described below.

The Warrants shall provide that, to the extent the Fertitta Affiliates and Mortgage Lenders purchase additional equity of Propco Holdco in connection with the Plan or if other outside investors purchase additional equity directly issued by Propco Holdco within the first six months after confirmation, then the percentage of outstanding equity that can be purchased upon exercise of such warrants shall be automatically ratably reduced to take into account the dilutive effect of the increase in total capitalization of Propco Holdco resulting from such equity sales.(4)

Warrant Terms

The warrants shall reflect the terms of this Annex 3 and shall otherwise be on customary terms and conditions for warrants of this nature. The warrants should contain customary anti-dilution adjustments for stock splits and combinations, stock dividends and similar reclassifications but shall not contain any ratchet or other adjustment for issuances of equity below any specified values. All warrants (and any shares received upon exercise thereof) shall be non-transferable except for transfers to parties-in-interest on Plan consummation as contemplated under the Term Sheet, distributions by such recipients to their investors or equity holders, transfers to affiliates, other Warrant holders or other equity holders, transfers to other persons mutually acceptable to both FG and the Propco Plan Recipients, and other exceptions to be specified in definitive documentation.

Issuance of Warrants	All the warrants shall be initially issued to the Propco Plan Participants as part of the Senior Plan Recovery.

Sale of Warrants	The Propco Plan Recipients will, concurrently with FG’s

(4)          By way of example, based on a $200mm plan of reorganization value for standalone Propco, if $50mm of additional equity contributions are made, the 2.5% would be reduced to 2% for a total of 4%.

purchase of equity in Propco Holdco, sell to FG all of the FG Warrants. The Propco Plan Recipients will be allowed to sell or assign the Lender Warrants to certain other parties-in-interest and FG will be allowed to sell or assign the FG Warrants to certain other parties-in-interest.

Exercise of Warrants

The warrants may only be exercised following the earlier of (i) the six and one-half year anniversary of the Effective Date (based upon an equity value determination to be agreed upon by FG and the Propco Plan Recipients and to be determined by an independent third-party) and (ii) the occurrence of a New Propco capital raising transaction that involves an equity value determination, and Propco Holdco may require such exercise in connection with any such transaction. Neither the holders of the warrants nor Propco Holdco may compel cash-settlement of the warrants. Any exercise of the warrants must be for cash.

Exercise Price of the Warrants

For the Lender Warrants, the exercise price during the first two years after issuance shall be 2.5 times the per share value on the Effective Date of equity issued under the Plan, with such price increasing by 15% per year in each of years 3, 4, 5, 6 and 7.

For the FG Warrants, the exercise price during the first two years after issuance shall be 3.0 times the per share value on the Effective Date of equity issued under the Plan, with such price increasing by 15% per year in each of years 3, 4, 5, 6 and 7.

Termination of Warrants	Unless exercised prior to the seventh anniversary of the Effective Date, the warrants shall expire and be of no force or effect.

ANNEX 4

FERTITTA GAMING MANAGEMENT FEE AND EXPENSE REIMBURSEMENT

COMPENSATION OF THE MANAGER.

(1) BASE MANAGEMENT FEE.  New Propco shall pay FG a “Base Management Fee” equal to two percent (2%) of New Propco’s Gross Revenues for the applicable period. The Base Management Fee for each fiscal year will be paid in monthly installments in arrears immediately following the delivery of New Propco’s financial statements for each fiscal month. After the delivery of New Propco’s audited financial statements for each fiscal year, appropriate adjustments shall be made for any overpayment or underpayment of Base Management Fees during such fiscal year on the next monthly installment of Base Management Fees due.

(2) INCENTIVE MANAGEMENT FEE.  In addition to the Base Management Fee, New Propco shall pay FG an “Incentive Management Fee” in an amount equal to 5.0% of New Propco’s EBITDA for the applicable Fiscal Year  (or partial fiscal year in the first year of management) to the extent such EBITDA is positive; provided that if EBITDA is negative in any Fiscal Year or partial period, such deficit shall be carried forward and no Incentive Management Fee shall be earned for any period thereafter unless and until, and only to the extent that, cumulative positive EBITDA for such subsequent periods is greater than the amount of cumulative negative EBITDA.  Five percent (5%) of New Propco’s monthly EBITDA shall be paid monthly in arrears immediately following delivery of New Propco’s financial statements for each fiscal month as a partial payment on the annual Incentive Management Fee. After the delivery of New Propco’s audited financial statements for each fiscal year, appropriate adjustments shall be made for any overpayment or underpayment of the Incentive Management during such fiscal year on the next monthly installment of Incentive Management Fees due.

(3) EXPENSE REIMBURSEMENT.  FG and the Mortgage Lenders will negotiate in good faith to determine and reflect in the definitive documentation for the management agreement the appropriate allocation of any expenses between FG and New Propco (and the overhead offsets referred to in (4) below); subject to and except for such FG allocations/offsets, New Propco shall be responsible for all operating costs of New Propco, if any, incurred by FG on behalf of New Propco in accordance with the terms and provisions of the management agreement, and will reimburse all such operating costs of New Propco incurred by FG on behalf of New Propco.  New Propco shall not be responsible for (i) the salaries, compensation, bonuses or other employment benefits of FG executives and employees or (ii) any corporate overhead of FG.

(4) OVERHEAD ALLOCATION.  FG and the Mortgage Lenders agree to negotiate in good faith to determine, and reflect in the definitive documentation for the New PropCo management agreement, the appropriate allocation of corporate overhead and expenses between FG and New PropCo, and any relevant offsets against management fees otherwise payable to FG under such management agreement.  The methodology and allocations will be determined by FG and the Mortgage Lenders in the definitive documentation, subject to input from outside accountants, to be generally consistent in relative allocation (though not necessarily as to allocation categories and type) between current unallocated corporate overhead and expenses and allocated corporate overhead and expenses, and will involve, among other factors (FG allocations to be paid directly or by means of offset against management fees if paid by New PropCo):

(a)           Allocation of functions and associated personnel to be the responsibility of FG, with allocation of cost and expense to FG, with specific functions and personnel types to be detailed, such as CEO, COO, VP of Operations, HR, IT, Slots, and Marketing and associated support personnel;

(b)           corporate headquarters space rental and other costs and expenses for FG operations and personnel, including that necessary for the above functions and FG’s performance under the management agreement, allocated to FG;

(c)           allocation during the term of the management agreement, with monitoring and approval of allocations in the budget process solely by the OH Directors contemplated under Annex 7 (as a distinct required budget approval component, modifying the otherwise applicable budget provisions contemplated under Annex 7)  and monitoring to be handled by the non-FG officers referred to in Annex 7;

(d)           concurrently with the delivery of the initial annual budget and for the initial two Fiscal Years under the Management Agreement, FG and the PropCo Plan Recipients will agree upon a budget setting forth the pro forma Gross Revenues (“Initial Gross Revenues Budget”) and budgeted pro forma corporate overhead and expenses to be borne by the Properties which shall be consistent with the principle set forth above (the “Initial Corporate Overhead Budget”), and in the event that for either the first or second Fiscal Year the actual corporate overhead and expenses borne by Propco (“Actual Corporate Overhead”) for the Fiscal Year exceeds (such excess, if any, the “Corporate Overhead Excess”) the product of (1) Initial Corporate Overhead Budget for the first Fiscal Year and (2) the greater of (x) 1.0, (y) a fraction the numerator of which is actual Gross Revenues for such Fiscal Year and the denominator of which is the Initial Gross Revenues Budget for the first Fiscal Year or (z) for the second Fiscal Year, the CPI increase for such year, then 35% of such Corporate Overhead Excess for such Fiscal Year shall be deducted from the management fees otherwise payable to the Manager under the Management Agreement; and

(e)           if Corporate Overhead Excess occurs during the first two Fiscal Years, it is acknowledged that the initial allocations of corporate overhead between New PropCo and FG in the management agreement were incorrect and the allocation of corporate overhead will be readjusted for future Fiscal Years to increase the direct corporate overhead responsibilities and associated costs and expenses of FG and/or to offset a portion of New PropCo corporate overhead against management fees otherwise payable to FG, in each case in amount, kind and type so as to ensure the result in the intended effect of the initial allocations, the provisions for such adjustments to be determined as part of the definitive documentation with input from outside accountants.

As part of the due diligence and definitive documentation under the Term Sheet, including the Management Agreement, the staffing and structure of FG shall be adequate to ensure FG’s ability to perform its duties as described in this Term Sheet.

Capitalized terms used in this Annex 4 have the following meanings:

“EBITDA” for any period means New Propco’s net income for such period (after deduction of the Base Management Fee for such period but prior to any deduction of the Incentive Management Fee for such period), in accordance with GAAP consistently applied, with additions, subtractions and other adjustments (and the definition of EBITDA generally) to be determined in the definitive documentation, and modified in the definitive documentation, subject to input from outside accountants, to be generally consistent with Opco’s historical methods for calculating EBITDA with respect to the Properties (as defined in Annex 5) as modified to include all expenses borne by New Propco on a consolidated basis.

“FURNITURE, FIXTURES AND EQUIPMENT” means (for purposes of this compensation definition only) all furniture, fixtures and equipment reasonably required for the operation of the Properties,  including but not limited to office furniture, computer and communications systems, specialized hotel equipment necessary for the operation of the Properties, food and beverage equipment, laundries and recreational facilities.  Such items also shall include specialized casino equipment, including cashier, money sorting and money counting equipment, slot machines, table games, video gaming equipment, and other similar gaming equipment as well as surveillance equipment.

“GROSS REVENUES” means all cash revenues and income (excluding interest income) of any kind derived from the use or operation of the Properties determined in accordance with GAAP consistently applied, including without limitation, “gross revenues” from gaming activities  as calculated pursuant to NRS 463.0161 and 463.3715 and without duplication,  income from rental of guest rooms; income from food and beverage sales; income from entertainment programs and merchandise sales; telephone, telegraph and telex revenues; rental or other payments from lessees, sublessees and concessionaires and others occupying space or rendering services at the Properties (but not (A) reimbursements for utilities, taxes or similar matters, or (B) the gross receipts of such lessees, sublessees or concessionaires except to the extent the same is part of such rental payments); income from vending machines; health club fees; and the actual cash proceeds of business interruption or similar insurance and of temporary condemnation awards after deducting necessary expenses in connection with the adjustment or collection of such proceeds; excluding, however, to the extent included in cash revenues and income of any kind derived from the use or operation of the Properties and without duplication, (i) any proceeds from the sale, financing or refinancing or other disposition of the Properties or substantially all of the assets of New Propco, (ii) any proceeds from the sale, financing, refinancing or other disposition of Furniture, Fixtures and Equipment or other capital assets; (iii) proceeds of any fire, extended coverage or other insurance policies (excluding any proceeds of business interruption or similar insurance); (iv) condemnation (other than temporary) awards and other amounts received by New Propco in lieu of condemnation; (v) any refunds, rebates, discounts and credits of a similar nature given, paid or returned in the course of obtaining Gross Revenues or components thereof, other than complementaries provided to patrons of the Properties in the ordinary course of business and consistent with the annual plan and operating budget; (vi) gratuities or service charges or other similar receipts which New Propco or FG pays to employees or others; (vii) excise, sales, gross receipts, admission, entertainment, tourist, use or similar taxes or charges collected from patrons or guests or as part of the sale price for goods, services or entertainment, other than taxes imposed on gaming revenues; (viii) any sum and credits received for lost or damaged merchandise; (ix) credit card processing fees and costs; and (x) bad debts; provided, that the foregoing definition of Gross Revenues may be modified in the definitive documentation, subject to input from outside accountants.

ANNEX 5 (MANAGEMENT AGREEMENT)

TO

STATION CASINOS, INC.

FCP PROPCO, LLC

RESTRUCTURING TERM SHEET

This Annex 5 (this “Annex”) to the Station Casinos, Inc. FCP PropCo, LLC Restructuring Term Sheet (the “Term Sheet”) outlines certain terms contemplated for the management agreement to be entered into between New Propco and FG following the proposed restructuring described in the Term Sheet.  This Annex does not include a description of all of the terms, conditions and provisions that are to be contained in the definitive management agreement, or a full discussion of the terms specified below, all of which remain subject to discussion, negotiation and mutual agreement of FG and the Propco Plan Participants.  Capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Term Sheet.  Certain provisions relating to the management agreement and FG are outlined in the Term Sheet and Annex 4 and not repeated in this Annex.

PROPOSED TERMS FOR MANAGEMENT AGREEMENT

Management:

New Propco will enter into a management agreement with FG (“Manager”) pursuant to which Manager will manage and operate (including gaming, hotel and resort operations and centralized services) the four casino/hotel properties and related assets of New Propco (i.e., the Red Rock, Sunset, Boulder and Palace properties, collectively, the “Properties”) on terms agreed by the parties (the “Management Agreement”).

Term:	The Management Agreement shall be for a term of 25 years (the “Term”) and non terminable by New Propco other than as described below.

Services:

The services provided by Manager (and the New Propco approval rights with respect to such services) shall be determined more particularly in the definitive documentation for the Management Agreement, but shall include, without limitation, (i) the management and oversight of all gaming, hotel and resort operations and other day-to-day operations of the Properties, (ii) all non-day-to-day supervision and operational and strategic planning of the Properties; (iii) customer relations management and revenue management services; (iv) reservation system operation and management; (v) sales and marketing services, promotions, promotional services and publicity, including, without limitation, rewards programs; (vi) brand and trademark development, promotion, maintenance and management; (vii) food and beverage services; (viii) human resources; (ix) personnel selection, employment policies and employee fringe benefits; (x) assistance and cooperation with the internal audit functions to be performed by the New Propco appointed representative; (xi) purchasing, contracting and leasing, including, without limitation, the procurement of inventories, supplies and services; (xii) maintenance and repairs, including, without limitation, physical plant maintenance; (xiii) security services; (xiv) books and records maintenance; (xv) real estate tax audits and challenges; (xvi) licensing and regulatory matters; (xvii) information technology services, maintenance, development and support, including, without limitation, customer database management and development as part of the marketing, promotions and rewards programs; (xviii) providing complimentary items to guests and patrons subject to a promotional allowance approved by New Propco; (xix) determining charges for rooms and commercial space; (xx) implementing the then approved New Propco credit policy; (xxi) receipt, holding and disbursement of funds in accordance with the Management Agreement, and maintenance of the working capital accounts and any other bank accounts to be maintained under the Management Agreement (“Bank Accounts”); and (xxii) generally, all other activities necessary for or reasonably related to the operation and management of the Properties.

All supplies, inventories, services, FF&E and capital items at the Properties shall be acquired in the name of and paid for by and on behalf of New Propco, in accordance with the approved budget or otherwise as approved in advance by New Propco.

Manager Responsibilities; Standard of Operation:

Manager shall perform Manager’s services, duties and responsibilities, to be detailed and set forth in the definitive documentation for the Management Agreement.  Additionally, Manager shall manage, direct, supervise, operate, service (including customer service), maintain, repair, and refurbish the Properties in accordance with operating standards to be determined as part of the documentation process, which shall include, without limitation, a standard with respect to each Property equal to or exceeding the standard that such Property has been operated to date, and not less than a set of comparable properties (to be determined in the definitive documentation and modified from time to time in accordance with the definitive documentation), and in any event not less than the standards of care and service as the operation of other comparable casino/hotel properties owned or managed by Manager (such standard, the “Operating Standard”).  If (i) New Propco refuses to approve the operating budget with expenditures at the levels reasonably proposed by Manager (the “Proposed Budget”) and (ii) Manager can reasonably demonstrate that New Propco’s refusal to approve the Proposed Budget will have a material adverse effect on the Operating Standard, then Manager shall be relieved from compliance with the Operating Standard (but not the performance of Manager’s services, duties and responsibilities under the Management Agreement) but only to the extent of any differences between the expenditures in the Proposed Budget and the expenditures permitted under the approved budget, provided, under no circumstances shall Manager be relieved from the Operating Standard on account of capital expenditures in the Proposed Budget if the approved budget provides for at least 5% (subject to review of historical capital expenditures) of Gross Revenues for capital expenditures.

Without limiting the above-contemplated provisions, the Manager shall, at its sole cost and expense, maintain sufficient operating capacity, functionality and senior management personnel of Manager devoted to the operation of the Properties to enable Manager to perform its services and responsibilities under the Management Agreement. Additionally, as part of Manager’s services and responsibilities, Manager will recruit, hire and train all Property level and corporate level employees for and on behalf of New Propco, and shall on New Propco’s behalf maintain sufficient Property level and corporate level personnel, and maintain sufficient FG personnel, necessary to conduct operations in accordance with the standards of operation under the Management Agreement.

At all times during the term of the Management Agreement, (i) Manager shall be and remain controlled by the Fertitta Brothers, (ii) Manager shall be and remain at least 51% owned by the Fertitta Brothers and Fertitta Family Entities, and (iii) one of the Fertitta Brothers shall be the chief executive officer of Manager (and of New Propco) and shall (under the terms of the Management Agreement and also under the terms of the New Propco organizational documents) dedicate the preponderance of his time and attention to the business and affairs of FG, and devote reasonable time and attention to the Manager’s performance of its duties under the Management Agreement and to the business and affairs of the Properties and New Propco, and in all events shall use his best efforts, skills and abilities (and Manager shall use its best efforts, skills and abilities) to promote the interests of New Propco, and if FG is managing properties other than the Properties, FG shall conduct its affairs so as not to prefer the interests and management of such other properties and their management to the interests and management of the Properties (the requirements of the foregoing clauses (i), (ii) and (iii), collectively the “Fertitta Manager Control Requirement”). Neither the Management Agreement nor the Management Fees shall be assignable by the Manager to any third party or pledged by Manager as security for debt (although New Propco may assign its interest in the Management Agreement as security for the Mortgage Loan or any successor secured loan), provided, Manager may request in connection with an internal organizational restructuring of Manager that New Propco consent to an assignment and assumption of the Management Agreement by the successor to FG’s business, and such consent shall not be unreasonably withheld provided that satisfactory assignment and assumption documentation is completed, all licensing requirements are satisfied and, in all events, the Fertitta Manager Control Requirement shall be and continue to be satisfied.

Funding Obligations:

Other than for emergency expenditures, including expenditures to remedy life/safety threats and violations of law, for which sufficient funds are not available in the Bank Accounts (and without giving effect to any obligation of New Propco for purposes of determining whether Manager shall be relieved from the Operating Standards), New Propco shall have no obligation to advance any additional funds, for the operation and maintenance of the Properties, whether pursuant to the approved budget or otherwise and Manager shall not be relieved from its obligations or duties under the Management Agreement as a result of New Propco’s determination not to advance any such funds. Notwithstanding, Manager shall not have an obligation to advance any funds necessary for the operation or maintenance of the Properties if New Propco refuses to fund such required amounts.

IT/IP/Customer Database:

In connection with the operation and management of the Properties, Manager shall use the existing IT Systems (as referred to in the Term Sheet) and customer database referred to in the Term Sheet, and certain brands and trademarks and other intellectual property, and develop and make use of certain necessary and desirable improvements, enhancements, upgrades and additions to the information technology systems, source codes, player databases, brands and trademarks for the Properties (collectively, the “Property Database/IT/IP”). Manager shall have no right, title or interest in or to the Property Database/IT/IP, except as necessary for its use as Manager under the Management Agreements (and for such purpose shall be permitted to use such Property Database/IP/IT), with the exception of the IT System licensed to FG contemplated by the Term Sheet, provided that such IT System license shall not extend to any brands, trademarks, customer database or other intellectual property developed for the Properties, and any improvements or enhancements or other development of the IT System, regardless of whether made by FG, New Propco or an entity controlled by either of them, and regardless of whether implemented under the IT System license to FG, shall be made available to and constitute the property of New Propco. . The credit documents will include provisions for monthly downloads of such database to a monitoring escrowee who will be obligated to give access to the full customer data base to the Mortgage Lenders upon the occurrence of each event of default under the New Propco credit facility.

All the Property Database/IT/IP, including all improvements, upgrades, enhancements and additions thereto shall be and remain the property of New Propco, and, subject to the license to FG for the IT System (which shall not be assignable, pledged or encumbered, or sublicenseable by FG, although it is understood such IT System as licensed to FG may be used at properties managed by FG, including by employees at such properties, during the period that FG is managing such other properties ) shall be treated in all respects as a trade secret and proprietary information to be used by Manager for no purpose other than the operation of and marketing of the Properties, and shall be subject to confidentiality use restrictions as to be set forth in the definitive documentation.

In addition to but without limiting the foregoing, Manager shall maintain and keep continuously updated as part of the books and records of the Properties (although this does not mean a continuous downloading of hard copies—rather, the electronic database will be part of the books and records of New Propco maintained by Manager) a customer database with customer and guest profiles, contact information (e.g., addresses, phone numbers, facsimile numbers and email addresses), player transaction and other customer histories, preferences and other information initially available at the time of transition of management to Manager and thereafter obtained by Manager, which customer database shall be and remain the property of New Propco and shall be treated in all respects as a trade secret and proprietary information to be used by

Manager for no purpose other than the operation of and marketing of the Properties.

It is understood that FG may, in connection with its management and operation of properties other than the Properties, at FG’s sole cost and expense (and outside of the ambit of the Management Agreement and the performance of its services, duties and responsibilities thereunder) create brands and trademarks and other intellectual property that are separate from, and not used in connection with, the Properties (the “Manager IP”). Such Manager IP shall be FG’s property and not the property of New Propco. In the event FG makes a good faith determination that such Manager IP may be used or useful in connection with the operation of the Properties (such as, for example, a branding and operational template for a restaurant concept), FG may propose to use such Manager IP for such purpose, and, subject to New Propco’s consent and satisfactory licensing arrangements (which shall in any event permit the use of the Manager IP for its specified purpose during the term of the Management Agreement and following termination during a transition period that protects the continuation of such use for a period that avoids transition costs or other economic detriment), such Manager IP may be used at the Properties.

Staffing Matters:

All employees of the Properties (including all general managers and below for each Property and corporate staff engaged for operations) will be employees of New Propco, paid by New Propco, and not at the Manager’s expense (subject to the expense allocation provisions to be determined as part of the definitive documents to account for customary managerial overhead costs being paid by New Propco), provided that the Manager shall set employee compensation levels so as not to exceed budgeted levels under the annual approved budget and operating plan (beyond any permitted variances that are provided for in such budget). Manager shall implement all labor policies, including with respect to wage and salary rates and terms, fringe benefits, pension, retirement, bonus and employee benefit plans and collective bargaining agreements, subject to the annual budget (and any permitted variances that are provided for in such budget). Manager shall take or cause to be taken all reasonable necessary actions to comply with all applicable laws in supervising, dealing with and terminating employees on behalf of New Propco. Manager shall keep New Propco informed of all negotiations with labor unions representing any employees at the Properties, and shall not sign any union contracts covering any employees at the Properties which have not been previously approved in writing by New Propco.

Manager shall obtain New Propco’s consent to the hiring and termination and replacement of the general managers for each of the Properties (both hotel and casino elements as applicable), which consent shall not be unreasonably withheld, conditioned or delayed.

FG is anticipated to provide New Propco officers as provided in Annex 7, and such officers shall be compensated by FG and shall serve without payment of salaries by New Propco.

Management Fees:

Annex 4 of the Term Sheet set forth the management fees New Propco will pay to Manager during the Term of the Management agreement, including for reference purposes herein:

(a)           2.0% of Gross Revenues (the “Base Management Fee”); plus

(b)           5.0% of EBITDA (the “Incentive Management Fee”).

See Annex 4 for additional information regarding Management Fees and Manager expense reimbursements and management fee offsets.

CapEx Reserve:

There will be no capital expenditures reserve during the term of the Mortgage Loan so long as New PropCo has access to funds as part of a  revolving credit facility.  Thereafter, Manager shall, on behalf of New PropCo, cause each Property to maintain an annual reserve (the “CapEx Reserve”) for replacements of and additions to furnishings, fixtures and equipment and routine capital expenditures in an amount equal to 3.00% of annual gross revenue for each year with respect to each Property, which shall be pledged as security for the mortgage loan financing on the Properties and in connection therewith shall be held in lender-controlled pledged accounts subject to disbursement mechanisms as to be set forth in the mortgage credit documentation, all on a basis as to be determined by FG and the Propco Plan Recipients in the development of the Management Agreement.

Capital Expenditures:	All capital expenditures and capital expenditure programs shall require the prior approval of New Propco as part of the annual budgeting process.
Termination by Reorganized Propco:

New Propco may terminate the Management Agreement without penalty in the event that:

(a) a material event of default under the Mortgage Loans or any future replacement secured loans (the language with respect to what constitutes a material default will be determined as part of the documentation process, but would include monetary defaults, financial covenant and other material covenant defaults (unless in each case amended or waived), and acceleration or maturity defaults);

(b)  the bankruptcy, insolvency or similar proceeding involving New Propco (or its direct or indirect subsidiaries, other than immaterial subsidiaries to be determined) or Manager (or its subsidiaries, other than immaterial subsidiaries or non-recourse single-purpose subsidiaries, in each case unrelated to the  Manager’s activities at the Properties; Manager shall maintain customary separateness of itself from its subsidiaries so as to avoid liabilities or bankruptcy of such subsidiaries imputing to the Manager), or any of their Property or certain New Propco-related affiliates to be determined in the definitive documentation (such as Voteco and Propco Holdco, but excluding Land Loan Borrower or LandCo Holdco, as such entities are referred to in the Term Sheet and other Annexes);

(c) a Performance Test failure (see below);

(d)  Manager’s or New Propco’s Nevada gaming license, or any other material licenses (the suspension or revocation of which would have a material adverse effect on New Propco or the Properties) shall be revoked or suspended, or any action by the applicable regulatory agency(ies) seeking such a revocation or suspension shall be commenced which, if adversely determined, would result in such loss or suspension, or Manager’s loss, revocation or suspension of its gaming license in any other jurisdiction or with respect to properties other than the Properties as a result of the misconduct or other “bad acts” of Manager or its principals or affiliates (the provisions with respect thereto to be determined in the definitive documentation);

(e)  material breach of the Management Agreement, or in the event Manager has engaged in an act or omission that was grossly negligent or constitutes recklessness or intentional misconduct, and such action or omission had a material adverse effect on a Property or New Propco (FG and Propco Plan Recipients would as part of the documentation process determine upon a mutually agreeable procedure whereby such termination may be avoided for breaches or acts that are cured prior to or within prescribed time periods after arbitration or similar proceeding to be determined);

(f) Manager is no longer controlled by Frank Fertitta and/or Lorenzo Fertitta, or the Fertitta Manager Control Requirement is otherwise no longer satisfied;

(g)  (i) Frank Fertitta, Lorenzo Fertitta or their estate planning affiliates collectively beneficially own less than 51% of the split-adjusted membership interests in New Propco that they were originally issued pursuant to the Plan, on a fully diluted basis and (ii) Frank Fertitta, Lorenzo Fertitta or their estate planning affiliates collectively do not beneficially own the single largest block of equity of New Propco; or

(h) a material casualty, unless the Property is restored, or material condemnation (provisions relating to restoration upon casualty or condemnation will be determined and reflected in the Management Agreement and related documents; it is acknowledged that restoration will be dependent upon availability of insurance proceeds and that the mortgage loan documentation will contain provisions respecting the same which will be determined by FG and the Mortgage Lenders as part of the documentation process); provided, that in such event the Management Agreement would be terminated only with respect to the Property that is the subject of such casualty or condemnation.

For the avoidance of doubt, an initial public offering of New Propco, in the absence of any of the termination events set forth in this Annex, will not terminate the Management Agreement.

The Mortgage Lenders shall have a separate right under the credit documentation, acknowledged and agreed by New Propco and Manager under the credit documentation (which rights shall also be made available to any successor holders of secured debt on the Properties), to terminate the Management Agreement upon material default or the other termination events outlined above, and upon any foreclosure or deed in lieu of foreclosure, without fee or penalty.

In the event that New Propco terminates the Management Agreement as the result of any of the termination events set forth in the foregoing clauses (c), (f) (if Frank or Lorenzo Fertitta involuntarily relinquish the required control due to death, disability, etc.—the language to be agreed upon in the definitive documentation), (g) or (h), such termination shall be without fault or penalty to Manager (although, for purposes of clarification, if other breaches exist Manager would not be released from liability on account thereof).

Termination Upon Sale:

In addition to the foregoing termination rights, the Management Agreement will terminate (i) as to a particular Property upon the voluntary sale of such Property to a third party or (ii) in full upon a voluntary sale of New Propco, whether by the sale of assets or equity (each, a “Termination Upon Sale”).

In the event that New Propco terminates the Management Agreement as the result of Termination Upon Sale with respect to all the Properties (or New Propco as a whole), New Propco will, unless Manager continues to manage the Properties after such sale as indicated below, pay to Manager a termination fee (the “Early Termination Fee”) with respect to all four (4) Properties, in an amount equal to the sum of the Management Fees for the trailing twelve (12)-month period prior to the Termination (“TTMF”) if the Termination occurs prior to the expiration of the fifth (5th) Full Fiscal Year of the Term, which Early Termination Fee shall decline at a rate of 0.55% of the TTMF per month commencing on the first month of the sixth (6th) Full Fiscal Year of the Term; provided that the Early Termination Fee shall be zero (i.e., there shall be no Termination Fee) from and after the end of the twentieth (20th) fiscal year of the Term. The Early Termination Fee will be pro-rated among the four (4) Properties on the basis of the percentage of Management Fees attributable to each Property in the TTMF such that if there is an amendment or other modification of the Management Fee to reflect the removal of one or more (but not all four (4)) Properties due to the transfer of such Properties, then the Early Termination Fee for such terminated Properties shall be such pro-rated amount (and not the full Early Termination Fee).

If a Property sale occurs (or a sale of all the Properties or of New Propco) and the purchaser retains the Manager for such Property or Properties, no Early Termination Fee will be due and payable (although any purchaser’s determination as to whether to offer to retain Manager and the proposed terms of any offered retention shall be at purchaser’s sole discretion, and Manager’s determination of whether to accept retention by a purchaser and the terms of such retention shall be at Manager’s sole discretion).

Performance Test:

Commencing on the sixth (6th) full fiscal year following the closing (“Test Trigger Date”), New Propco may terminate the Management Agreement for a Property without payment of any termination fee if the Property has for two (2) consecutive fiscal years following the Test Trigger Date (a “Testing Period”):

(i) failed to achieve EBITDA of at least 85% of , as applicable, (A) Budgeted EBITDA or (B) Deemed Budgeted EBITDA (the “Budget Test”); and

(ii) failed to achieve 85% of the Indexed EBITDA (or comparable performance measure) achieved by the Performance Competitive Set (the “Market Test”).

Budgeted EBITDA will be determined by FG and New Propco as part of the budget approval process set forth in the Management Agreement. Provided, if the Properties fail the Performance Test in the first (1st) year of any Testing Period, then Budgeted EBITDA (for the second (2nd) year of the Testing Period and each subsequent one year Testing Period thereafter until such time as the Properties have passed the Performance Test for two (2) consecutive full fiscal years) shall be replaced with an amount equal to one hundred percent (100%) of the prior fiscal year’s Budgeted EBITDA (“Deemed Budgeted EBITDA”). Deemed Budgeted EBITDA, if applicable, shall also be increased in any fiscal year in which amounts expended on capital expenditures are in excess of 6% (subject to review of historical capital expenditures) of Gross Revenues by an amount equal to an assumed rate of return of ten percent (10%) on all amounts in excess of 6% of Gross Revenues in any Fiscal Year expended on any Capital Improvements and Replacements to the extent completed and incorporated into the operations of the applicable Properties during such Fiscal Year.

The Performance Competitive Set shall initially mean those properties in the local market which publicly report the results of their operations (and shall be adjusted from time to time as set forth in the definitive documentation) and Indexed EBITDA shall initially be determined based upon the ratio of the EBITDA of the Properties to EBITDA of the Performance Competitive Set, each for the four (4) fiscal quarters prior to the Effective Date, which ratio shall be adjusted from time to time in accordance with the definitive documentation.

If there is a Performance Test failure, Manager will have the right to cure by paying to New Propco, for the Testing Period, and (without duplication of the payment for the Testing Period) on an annual basis continuing for each period thereafter until the Performance Test is again achieved for two consecutive fiscal years (the Testing Period and each such fiscal year thereafter, the “Termination Avoidance Period”), an amount for each fiscal year in the Termination Avoidance Period equal to the difference between (x) EBITDA for such fiscal year, and (y) (1)85% of Budgeted EBITDA for the first year of the Termination Avoidance Period and (2) 85% of Deemed Budgeted EBITDA for the

second year of the Termination Avoidance Period and for each successive one (1) year Termination Avoidance Period thereafter based on the then Deemed Budgeted EBITDA for such Testing Period, until such time as the Properties have passed the Performance Test for two successive fiscal years(for example, if there is a Performance Test failure, the initial cure payment shall be for the Testing Period, and additional cure payments would be required, if applicable, for any annual Performance Text failure thereafter (with the Performance Test being determined annually for this purpose) until the Performance Test is satisfied for two consecutive years).

Additionally, the Performance Test will be modified (in accordance with a methodology to be determined) to account for the impact on EBITDA for any fiscal year of any of the following: (a) a force majeure event (an appropriate objective definition will be determined and incorporated into the definitive documentation), (b) a material default by New Propco under the applicable Management Agreement that has a demonstrated impact on EBITDA (FG and Propco Plan Recipients as part of the documentation process would determine upon a mutually agreeable procedure whereby the existence of such default and its impact on EBITDA will be determined by arbitration or similar proceeding to be determined), or (c) with respect to the Market Test only and not the Budget Test,a major renovation of the Property, if Manager has notified New Propco at the time the budget (or revised budget) approving a major renovation is approved that the major renovation will have an impact in EBITDA and the Performance Test is modified at the time of such approval to account for such impact.

Non-Compete/ROFR/Governance:

The Management Agreement will address the requirements of the governing documents for New Propco such that the approvals of the applicable thresholds of non-FG equity owners in New Propco will have to be obtained for the related matters under the Management Agreement (such as budgets, etc.) and the rights and remedies of New Propco under the Management Agreement will be acknowledged and agreed by the Manager to be exercised on behalf of New Propco by the non-FG equity owners or their designated officer on their behalf. The FG obligations under the agreements contemplated by the Term Sheet with respect to non-competition and gaming and hotel opportunities and the New Propco governance documents will be cross-defaulted with the Management Agreement, subject to cure and related provisions with respect to immaterial and inadvertent defaults to be determined in the definitive documentation.

Subordination:

The Management Agreement shall be subordinate to the Mortgage Loans and to any refinancing thereof or other secured loans from time to time, and Manager shall execute and deliver a subordination and attornment agreement to each holder of secured financing satisfactory to Mortgage Lenders (which will be the form for future secured loans, subject to such reasonable revisions as such future lenders may require); without limiting the foregoing, the provisions of the Management Agreement respecting application of casualty and condemnation proceeds shall be subject to the application provisions of the secured loan credit documents.

Transition Assistance:

The Management Agreement and related documents will contain provisions to be determined as part of the documentation process for full transition assistance by the Manager in order to seamlessly transition, without interruption of operations, the management and operation of the Properties upon termination of the Management Agreement and/or change of ownership of the Properties and to provide separate similar transition agreements to the holder of the Mortgage Loan and any successor loan after the Mortgage Loan has been paid in full. During the term of the Management Agreement and after termination thereof, Manager shall make the Property Database/IP/IT and the other books, records, contracts, licenses, permits and other documentation relating to the Properties and New Propco available in a useable manner and format to New Propco and the Other Holders (as defined in Annex 7).

Non-Solicitation:

During the term of the Management Agreement and for a period of 18 months after the expiration or termination thereof, FG and its affiliates will not solicit or hire any employee of the Properties unless such individual voluntarily resigns without inducement.

Shared Services; Group Purchasing:

The Management Agreement shall contain provisions wherein Manager may provide certain shared services to the Properties (such services and the allocation of such expense to be determined in the definitive documentation). Notwithstanding, Manager may not provide any such shared services to other properties owned or managed by Manager or its affiliates (i.e. the Properties will not have a shared reservation system with other properties owned or managed by Manager or its affiliates).

Manager may utilize purchasing procurement services of affiliates of Manager and/or other group buying techniques involving other properties managed by Manager, provided that the cost thereof shall be competitive with that which would be charged by non-affiliated third party vendors in an arms length transaction, and Manager shall afford the Properties the benefit of and any savings (without mark-up or fees), rebates, reimbursements or other payments resulting from any purchasing procurement services and/or group buying techniques.

Technical Services:

Manager shall not be separately compensated for any technical services in connection with renovation projects and shall provide such services, if applicable, as part of Manager’s services under the Management Agreement, it being the intent that the Management Fees are intended to cover any such technical services; however, Manager’s duties under the Management Agreement shall not extend to architectural, construction management and similar technical services for capital improvements for new buildings (including expansions to the existing buildings) and any major renovations to accomplish a comprehensive repositioning of a property approved by Owner.

Dispute Resolution:

The Management Agreement will provide for a binding arbitration process with respect to all disputes under the Management Agreement other than certain disputes which will not be subject to binding arbitration, such as budget approvals and disputes over termination of the Management Agreement (except that disputes over whether a Performance Test failure has occurred would be subject to binding arbitration) and certain other disputes to be determined as part of the definitive documentation.

Other Terms:

The Management Agreement and related documents will contain other material provisions not outlined in this Annex, including without limitation those addressing Manager’s responsibilities for, and New Propco’s rights and approvals with respect to, insurance, licensing, contracts, leases, litigation, maintenance and repairs, capital expenditures, compliance with laws, governmental requirements and contracts, budgets and budget process, financial and other reports, books and records and inspection and auditing of the same by New Propco and the Other Holders, account management, disbursements of cash flow and other matters.

Land and Other Management Agreements:

The management fee structure of the management agreements for the Land Loan Collateral shall be similar to that of the Management Agreement for the Properties, and the terms of the management agreements for the Land Loan Collateral shall be based upon the Management Agreement for the Properties, except (among other differences to be determined in the documentation process) that (i) employees would be employees of the Land Loan Borrower rather than employees of New Propco, (ii) in the case of the Land Loan Collateral management agreement, such agreement shall be a short term management contract, terminable at will or renewed from time to time at the Land Loan Borrower’s option (and terminable by the Land Loan lenders upon default under the Land Loan) and (iii) the revenues upon which the management fees for the Land Loan Collateral are determined will be the Wild Wild West hotel/casino revenues, and exclude the rental revenues from the warehouse and leases at the Land Loan Collateral.

ANNEX 6

STRATEGIC BUYERS

The following is the list of “strategic buyers” (each herein referred to as a “Strategic Buyer” and collectively as “Strategic Buyers”):

Wynn Resorts, Limited;

Las Vegas Sands Corporation;

MGM Mirage, Inc.;

Harrah’s Entertainment, Inc.;

Boyd Gaming Corporation;

Penn National Gaming Inc.;

Pinnacle Entertainment, Inc.;

Ameristar Casinos, Inc.;

Isle of Capri Casinos, Inc.;

Cannery Casino Resorts , LLC;

Peninsula Gaming, LLC;

Tropicana Las Vegas Hotel and Casino, Inc.;

Tropicana Entertainment Inc.;

American Casino & Entertainment Properties, LLC;

Midwest Gaming and Entertainment, LLC;

Each successor by merger or by acquisition of all or substantially all the assets of any of the entities identified above;

Each entity that, at the time of the proposed transfer of equity to such entity, owns a locals casino/hotel property with at least 100 slot machines located within the Las Vegas Locals Market (as defined in the Term Sheet to which this Annex is attached);

Each wholly-owned subsidiary of any of the entities identified above;

provided, however, for the avoidance of doubt, that no investor or stockholder in or member of any of the entities identified above (regardless of the control or percentage held) shall constitute a Strategic Buyer unless specifically identified as a Strategic Buyer in the list above (by way of example, but not by way of limitation of the foregoing, Apollo, TPG, Goldman Sachs, Oaktree, Neil Bluhm, Carl Icahn and Jefferies shall not constitute Strategic Buyers).

ANNEX 7

GOVERNANCE ISSUES OUTLINE

The following outlines certain governance provisions with respect to a New Propco structure (for purposes of this Annex 7 and Exhibit A hereto, the term “Propco” shall mean New Propco).

Propco to Hold Licenses.  Propco would obtain a gaming license and hold the other licenses necessary to operate the properties.  FG would obtain a gaming license and other licenses necessary to manage the properties.

Unit Classes; Holdco Registered under the ‘34 Act.  The equity of Propco would be held by a holding company (“Holdco”).  Each of Propco and Holdco will have two classes of units (“Units”).  In the case of PropCo, voting Units with minimal economic rights would be held through a limited liability company (“Voteco”) owned 50% by persons designated by FG (the “FG Voteco Equityholders”) and 50% by persons designated by DB (33.3%) and its assigns and JPMorgan (16.7%) and its assigns (“Other Voteco Equityholders”) and nonvoting Units with virtually all of the economic rights would be held by Holdco.  Holdco would also have voting Units, to be held by FG and the Propco Plan Recipients, and nonvoting Units to be held by other equityholders of Holdco, to be issued upon exercise of the warrants and/or to be issued in the event of a 20% equity offering within six months of confirmation as contemplated in the Term Sheet.  FG and the Propco Plan Recipients may elect to hold a portion of their interest as non-voting interest.  The voting interests in Propco would be registered under the Securities Exchange Act of 1934 (the “’34 Act”), so that Propco will be subject to the reporting requirements of the ‘34 Act.

Holdco Equity Holdings  The equitized Mortgage Lenders shall hold a 50% interest (together with their successors and assigns, other than FG or its affiliates, the “Other Holders”) in the Holdco equity, less any portion sold to third parties in settlement of disputes, and Fertitta Gaming (together with its affiliates, “FG”) shall hold a 50% interest in the Holdco equity less the portion, if any, of such equity sold by FG at closing in potential settlement of disputes, (as adjusted if necessary to reflect additional equity contributions in Holdco or New Propco) as described in the Term Sheet under “Assignments by Propco Plan Recipients”.  For the avoidance of doubt, persons that acquire Units from FG or any of its affiliates in connection with the settlement of disputes as described above or otherwise (other than the Propco Plan Recipients) are not considered Other Holders with respect to such Units.

Board of Directors.  Propco and Holdco would each have a board of directors (“Board”) with eight votes and up to eight members, each to be elected annually, consisting of the following: (a)

up to three directors (the “FG Directors”) designated by FG (in the case of Holdco) and the FG Voteco Equityholders (in the case of Propco) (with three votes in the aggregate for all FG Directors, divided in a manner specified by FG or the FG Voteco Equityholders as applicable), (b) up to two directors named by DB and any assigns of DB’s voting Units (in the case of Holdco) and by the Other Voteco Equityholder(s) designated by DB and any such assigns (in the case of Propco) (in each case with an aggregate of two votes divided in a manner specified by DB or the Other Voteco Equityholders designated by DB, as applicable) and one director designated by JPMorgan and any assigns of its voting Units (in the case of Holdco) and the Other Voteco Equityholder designated by JPMorgan and such assigns (in the case of Propco) (having one vote); (such directors, together with any subsequent directors designated by the Other Holders and/or the Other Voteco Equityholders, as determined in accordance with the definitive documentation, collectively, the “OH Directors,”(5) having an aggregate of three votes), and (c) two independent directors (with one vote each) nominated by the FG Directors subject to (i) meeting the requirements of being independent directors with respect to Holdco, Propco and FG within the independence rules of the New York Stock Exchange (“Independent Directors”) and (ii) being approved by the OH Directors, which approval will not be unreasonably withheld.  The directors of each Board will be the same.  The board of directors of Voteco will be constituted the same as each of the Boards.  The board of directors of each subsidiary of Propco would have the same members as the Board of Propco.  The definitive documents will specify the rights and obligations of the Other Holders with respect to the designation of Other Voteco Equityholders in the event that JPMorgan and/or DB assign their equity interests subsequent to closing and the manner in which the votes to designate Other Voteco Equityholders will be calculated.

Major Decisions.  Certain Major Decisions (as described in Exhibit A hereto) would require the affirmative vote of both a majority of the FG Directors and a majority of the OH Directors, except as otherwise provided in Exhibit A, and except that the actions contemplated by clause (xiv) of Exhibit A (i.e., those relating to bankruptcy, insolvency, etc.) would require the consent of all such directors and each of the Other Voteco Equityholders.

Management Agreement.  Any decision by Holdco or Propco to amend, extend, renew or terminate the Management Agreement or any noncompetition agreement or other agreement between Holdco or Propco, on the one hand, and FG, on the other hand, contemplated under the Term Sheet (or to grant any waiver or consent or to take any enforcement action by Holdco or Propco with respect to any such agreement) or to select any replacement management company (and terms of any replacement management agreement and any amendments thereto) may only be made by a majority vote of the OH Directors; provided, that with respect to the selection of a replacement management company (and terms of any replacement management agreement and any amendments thereto): (i) from and after the date the Management Agreement is terminated until a new replacement  manager is selected, FG must continue to provide management services

(5)          Only the holders of Holdco or Voteco voting Units would have the rights to designate Directors, so that any issuance of additional non-voting Units up to 20% of Holdco total equity, as described in the Term Sheet, would have no impact on the right to appoint Directors.

at no cost to Propco or Holdco (other than the continued reimbursement of expenses to FG as previously provided under the management agreement); (ii) a majority of the FG Directors and a majority of  the OH Directors would each have the right to propose a replacement management company within 90 days of the date that Holdco or Propco decides to terminate the Management Agreement, provided, that (A) no such proposed replacement management company of the FG Directors may be an affiliate of FG and (B) no such proposed replacement management company of the OH Directors may be an affiliate of any Other Holder owning 10% or more of Holdco, (iii) if the FG Directors have not proposed an alternative replacement manager in that time period, then the replacement will be as selected by the OH Directors; (iv) if the FG Directors have proposed an alternative within the 90-day period and do not approve the replacement management company proposed by the OH Directors (it being understood that such approval may not be unreasonably withheld) and the OH Directors do not approve the replacement management company proposed by the FG Directors (which approval also may not be unreasonably withheld), the choice of replacement management company would be made through “baseball-type” arbitration in which the arbitrators would choose from between the two companies proposed by the OH Directors and the FG Directors, respectively; provided further that if the gaming licenses held by FG and its Affiliates are revoked, suspended or otherwise terminated so that FG cannot continue to operate the Propco casinos, then a majority of the OH Directors will have a unilateral right to appoint an interim manager pending the selection of a replacement management company as per the above procedure.

Officers.  Officers will be elected annually by the Board with an initial slate to be agreed by FG and the Other Holders.  It is contemplated that all or substantially all of the officers would be FG employees so long as a Fertitta Affiliate remains the management company.  Notwithstanding the foregoing, a majority of the non-FG directors shall have the right to elect, remove and determine the compensation and staffing support of at least one officer with responsibility over internal audit and monitoring and administration of the Management Agreement.

Registration Rights.  The Other Holders and FG would have pro rata demand and piggyback registration rights.  The piggyback rights would apply in the case of the initial public offering and any subsequent offering, and the demand rights would not apply until 4.5 years following the Effective Date.  The support of FG, the holders of a majority of the voting Units held by the Other Holders or a majority of the OH Directors would be required for a demand registration in connection with the initial public offering.  The initial public offering would need to be for at least 15% of Holdco, after giving effect to the offering.  In connection with the initial public offering, FG, the holders of a majority of the voting Units held by the Other Holders or a majority of the OH Directors would have the right to require Holdco to sell up to 15% of the Units to be outstanding giving effect to the offering (the “Primary Shares”), and the shares sought to be sold by selling shareholders would be reduced to the extent deemed necessary by the managing underwriters so that Holdco could sell such Primary Shares up to the level so required.

Transfer of Equity; First Refusal, Tag-Along and Drag-Along Rights.  Except in the case of transfers pursuant to bona fide public offerings, certain transfers to Fertitta Family Entities for estate planning purposes, grants or similar transfers by FG to officers, directors or employees for compensation purposes or transfers by Other Holders to affiliates (affiliate status being measured by a more than 50%

test), transfers of equity would be subject to (a) a restriction on transfer expiring six months after the Effective Date, (b) rights of first refusal (as outlined in the Term Sheet) and (c) tag-along rights of the holders of Units.  Holdco or Propco, as applicable, would cooperate in connection with sales by providing the opportunity for purchasers in private transactions who enter into a confidentiality agreement with Holdco or Propco in a form reasonably acceptable to Holdco or Propco, as applicable and for underwriters in public sales, in each case, to conduct customary and reasonable due diligence, including reasonable access to personnel, accountants, auditors, counsel, properties and information of Holdco and its subsidiaries. In addition, all holders of Units would be required to participate on a pro rata basis in a sale transaction of Units approved by the holders of at least two-thirds of the outstanding voting Units (including the approval of the holders of a majority of the Units held by FG and a majority of the voting Units held by the Other Holders).  The procedures for the right of first refusal will be set forth in the definitive agreements and will provide that each holder of at least 2% of the outstanding equity of New Propco (“Non-Transferring Holder”) would, except as described above, have a right to purchase any New Propco equity proposed to be sold by a holder of New Propco equity (the “Selling Holder”).  The purchase price per Unit would be the same as the price per Unit of such proposed sale.   Any holder exercising such right must provide notice of such exercise no later than 30 days after receipt of notice from the Selling Holder of such proposed sale.  Any purchase will be subject to pro ration if more than one holder exercises the right and the aggregate number of Units to be purchased  exceeds the number of Units proposed to be sold.  The Selling Holder may, at the end of such thirty day period, sell all (but not less than all) of the Units proposed to be so sold with respect to which the right of first of first refusal was not exercised.  Such sale must be at a price per Unit no less than 95% of the price per Unit set forth in the notice of proposed sale from the Selling Holder.

Access; Compliance.  Each Other Holder that, together with its affiliates, holds 10% or more of the outstanding Units (or 5% or more of such units if for some reason Holdco does not remain a public reporting company) and enters into a confidentiality agreement with Holdco in a form reasonably acceptable to Holdco, and its representatives, auditors and regulators, will have access to personnel, accountants, auditors, counsel, properties and information of Holdco and its subsidiaries, including the right to inspect (or, in the case of Deutsche Bank and its affiliates, to audit) their books, records, business operations, internal controls and policies and the right to receive requested information from them.  Holdco and its subsidiaries will institute compliance procedures satisfactory to the Other Holders relating to gaming and other regulations relating to their business as well as such bank holding company or other regulations that may be applicable to them as a result of the ownership interests held by the Other Holders.  Other Holders owning specified percentages of equity also shall have the right to participate in material regulatory proceedings relating to Holdco and its subsidiaries.

Termination of Rights.  Upon a bona fide initial public offering of at least 15% of the Units in Holdco (giving effect to the offering), the special rights of the members (including rights relating to Board appointment, major decision approvals and transfer restrictions), other than registration rights, would terminate, and Holdco would have corporate governance provisions customary for public companies as further specified in the definitive documentation (including compliance with applicable stock exchange requirements without giving effect to an “Controlled Company” or similar exceptions), subject to applicable gaming requirements.  As part of such an initial public offering, the Board would be reconstituted to consist of eight members, the initial members of which would be two FG Directors, two OH Directors elected by majority vote of the Other Voteco Equityholders, two Independent Directors nominated by the FG Directors, subject to approval of the OH Directors (which approval shall not be unreasonably withheld), and two Independent Directors nominated by the OH Directors (subject to approval of the FG Directors (such approval not to be unreasonably withheld)).

Notwithstanding the foregoing:

(i) on and following the time at which FG and its affiliates collectively own more than 90% of the equity of Holdco (85% if none of Deutsche Bank and JPMorgan then own equity in Holdco), then (A) the Other Voteco Equityholders and the Other Holders shall no longer have rights to appoint members of the board of directors of Voteco, Holdco, Propco or any of their subsidiaries, (B) the Other Voteco Equityholders shall forfeit their equity in Voteco and the Other Holders will no longer have the right to appoint equityholders of Voteco, (C) the OH Directors shall cease to have approval rights over Major Decisions, and (D) unless otherwise agreed to by the FG Voteco Equityholders, the Other Holders and the Other Voteco Equityholders shall cause each OH Director to resign as director from Voteco, Holdco, Propco and each of their subsidiaries; and

(ii) on and following the time at which the holders of Units (excluding any Fertitta Affiliates) collectively own more than 90% of the equity of Holdco (85% if neither FG or any Affiliate of FG then owns equity in Holdco) then (A) FG and the FG Voteco Equityholders shall no longer have rights to appoint members of the board of directors of Voteco, Holdco, Propco or any of their subsidiaries, (B) the FG Voteco Equityholders shall forfeit their equity in Voteco and FG will no longer have the right to appoint equityholders of Voteco, (C) the FG Directors shall cease to have approval rights over Major Decisions, and (D) unless otherwise agreed to by the Other Voteco Equityholders, FG and the FG Voteco Equityholders shall cause each FG Director to resign as director from Voteco, Holdco, Propco and each of their subsidiaries.

Preemptive Rights.  FG and the Other Holders would have customary preemptive rights with respect to issuances of equity, or warrants, convertible or exchangeable securities or other rights to acquire, equity.

Amendments and Waivers.  Amending, repealing, altering or waiving any of the organizational documents of Holdco or Propco shall require the approval of FG and the holders of a majority of the voting Units held by the Other Holders; provided, that any such action that could reasonably be expected to materially and adversely affect the rights of the Other Holders shall require the approval of the holders of at least two-thirds of the Units held by the Other Holders; provided, further, however, that any such action that could reasonably be expected to have a  disproportionate material adverse effect on any Other Holder shall require the written consent of the Other Holder so affected.

Colony Proxy Holder.  The FG Directors shall deliver a proxy (the “Colony Proxy”) to an employee or member of Colony Capital licensed by all applicable regulatory authorities (a “Colony Proxy Holder”) which Colony Proxy will have the following terms:

(i) the Colony Proxy will be irrevocable until the date on which Colony Capital, together with its affiliates, ceases to own at least a number of Units in Holdco equal to 2% of the outstanding equity of Holdco as of the Effective Date (subject to adjustment for stock splits, reverse stock splits, stock dividends and similar events) (the “Proxy Termination Date”);

(ii) pursuant to the Colony Proxy, the Colony Proxy Holder will have the right to one vote of the FG Directors at meetings of the Voteco Board of Directors and the Holdco Board of Directors (it being understood that the Holdco Board of Directors will only have approval rights over Holdco matters) on each of the following matters to the extent such matters would require stockholder approval under the Delaware General Corporation Law if New Propco were a corporation organized under the Delaware General Corporation Law (each, a “Covered Matter”): (A) the incurrence of indebtedness for borrowed money by Holdco, New Propco or any of its subsidiaries, or the issuance of equity interests by Holdco or New Propco other than pursuant to an initial public offering, in each case with net proceeds of $100 million or more; (B) the sale of all or substantially all of the equity interests in Holdco or New Propco, the sale of all or substantially all of the assets of Holdco or New Propco and its subsidiaries, taken as a whole; or (C) the dissolution of Holdco, New Propco or Voteco; and

(iii) the Colony Proxy will automatically terminate on the earliest to occur of the following:  (A) the Proxy Termination Date, or (B) the date on which the Colony Proxy Holder ceases to be permitted to vote at a meeting of the Voteco Board of Directors pursuant to applicable law or by applicable regulatory authorities.

Voteco and Holdco will acknowledge the Colony Proxy and, while the Colony Proxy remains in effect, will agree to (1) invite the Colony Proxy Holder to meetings of the Board of Directors at which Covered Matters are to be considered and (2) accept the vote of the Colony Proxy Holder on each Covered Matter.

Rights of Additional Non-Voting Equity.  The additional non-voting Units of up to 20% of Holdco total equity that may be issued as described in the Term Sheet would have rights similar to those of the Other Holders with respect to the following matters:  (a) piggyback and demand registration rights (not including the right to cause a demand registration in connection with an initial public offering), (b) access rights as described under “Access; Compliance,” (c) preemptive rights as described under “Preemptive Rights” and (d) rights of first refusal and tag-along rights.  The definitive documentation would set forth the terms and conditions of these rights.

EXHIBIT A TO GOVERNANCE DRAFT ISSUES OUTLINE

MAJOR DECISIONS

Major Decisions include:

(i)                                     entry into, modification, waiver, or renewal of any agreement or transaction between Propco (6) or any Propco subsidiary (each a “Subsidiary”), on the one hand, and FG, a member holding at least 5% of the Units or any Affiliate of FG or such member, on the other, if the cost of such agreement or transaction, individually or in the aggregate, exceeds $100,000 in any year, other than (x) the IT license expressly contemplated by the Term Sheet and (y) items purchased in the ordinary course of business by the purchasing department of Propco or any Subsidiary which are purchased on behalf of an executive officer of FG and for which Propco or such Subsidiary is promptly reimbursed by such executive officer;

(ii)                                  the establishment or modification of the annual operating and capital budgets, business plan and interest rate hedging policy of Propco or any Subsidiary, subject to variances of up to 10% with respect to any line item (or 20% for any line item constituting  maintenance capital expenditures or growth capital expenditures on projects previously approved by a majority of the OH Directors and a majority of the FG Directors), but not aggregating more than 5% for all variances in the aggregate (which budgets will address, among other things, sales and advertising expenditures, staffing levels, maintenance and repair programs and insurance programs);

(iii)                               any material change in the business of Propco or any of the Subsidiaries, taken as a whole, or material restriction on the business activities of Propco or any of the Subsidiaries, taken as a whole;

(iv)                              the initiation of material litigation or similar proceedings, or the compromise or settlement of any lawsuit or administrative matter where there the amount that Propco or any of the Subsidiaries could be required to pay individually or in the aggregate pursuant to such compromise or settlement is in excess of $1,000,000, or that could have a material adverse effect on Propco and its Subsidiaries, taken as a whole, or any Property;

(v)                                 the setting of compensation for the general manager of any Property or any of the five most highly compensated individuals (other than a general manager) of Propco and the Subsidiaries;

(vi)                              the approval of the appointment or termination of the general manager of any Property  or, after the termination of the Management Agreement with FG, any of the executive officers of Propco;

(6)          For purposes of this Exhibit A, the term “Propco” shall also be deemed to include Holdco.

(vii)                           the authorization of any contribution of additional capital to Propco by any of the Propco owners (e.g., FG or the Other Holders, herein referred to as “Propco Equityholders”) other than as part of a Permitted Raise (as defined below); the form, amount and timing of any additional capital contributions; and the value of any capital contribution made in property other than money;

(viii)                        the authorization of any offering of equity (including any warrants, convertible or exchangeable securities or other rights to acquire equity) by Propco or any Subsidiary (other than a sale of additional equity in a Subsidiary to Propco); or any other issuance, redemption repurchase, combination split or reclassification of equity interests in Propco or any Subsidiary or any redemption or repurchase of any debt securities, commitments or contingencies of Propco or any Subsidiary; provided, that the issuance of equity for cash to a person not affiliated with FG or any holder of at least 5% of the Units and any resulting exercise by the Propco Equityholders of preemptive rights triggered by such issuance shall not constitute a Major Decision if (x) the amount of equity so sold does not exceed 25% of the company’s outstanding equity; (y) such issuance is required to prevent or cure any event of default or event which, with notice of lapse of time, would constitute an event of default under any material indebtedness of Propco or a Subsidiary or is necessary to avoid Propco or its Subsidiaries not having sufficient funds to meet their obligations as they come due; and (z) the shares acquired by any existing Propco Equityholder or group of affiliated Propco Equityholders through any exercise of preemptive rights in connection with such issuance must be, as a percentage of the total shares so issued in such transaction, no greater than the percentage of Propco equity owned by such holders before the issuance less 10% (any such issuance, a “Permitted Raise”);

(ix)                                the authorization of any dividend or distribution to any Propco Equityholder or any repurchase of Propco equity, provided that any such dividend, distribution or repurchase of Propco equity that is not pro-rata with respect to all Propco Equityholders shall require the consent of all of the FG Directors and all of the OH Directors;

(x)                                   the establishment and composition of committees of the Board of Directors of Propco  (it being understood that the composition of any such committee must include each director who desires to serve thereon);

(xi)                                acquisition  involving more than $5,000,000 of value (including assumption, incurrence or repayment of debt)  in the aggregate in any fiscal year or divestitures, spin-offs, sales, transfers or other dispositions, mergers, consolidations or similar transactions involving more than $10,000,000 of value (including assumption, incurrence or repayment of debt) in the aggregate in any fiscal year relating to Propco or any of the Subsidiaries;

(xii)                             any sale, lease or other conveyance of assets of Propco or any of the Subsidiaries in any transaction or series of related transactions, other than sales of obsolete inventory or inventory sold in the ordinary course of business, except for sales, leases or other conveyances of immaterial assets in a single transaction or series of related transactions with an aggregate fair market value of less than $10,000,000;

(xiii)                          any guarantee, assumption or incurrence of indebtedness for, or grant of any security interests to secure, indebtedness (a “Financing”), other than unsecured trade indebtedness incurred in the ordinary course of business, other than (I) the restructured  Mortgage Loans, revolving credit facility and restructured Land Loan as contemplated on Annex 2 to the Term Sheet (the “Existing Financing”), (II) equipment financings in the ordinary course of business for equipment used in the Properties aggregating not more than $5,000,000 at any one time outstanding (provided that this limit shall not apply to financing of gaming equipment which takes the form of participating interests in revenues generated by such gaming equipment and without downpayments), and (III) unsecured indebtedness aggregating not more than $2,000,000 at any time outstanding, and any decision (A) to amend or waive any material provisions of documents executed in connection with the Existing Financing or any other Financing (the “Financing Documents”), or (B) that is reasonably likely to cause an event of default under the Financing Documents, or (C) that is reasonably likely to materially expand the liability of, or materially diminish the rights of, Propco or any of its Subsidiaries or any guarantor under the Financing Documents, or (D) that would expose any Propco Stockholder to any liability or obligations under or with respect to any Financing or Financing Documents; or (E) to acquire any portion of the loans (whether revolving or term) under the Financing Documents, whether by assignment, purchase, participation or otherwise, or (F) that has the effect of extending the maturity of any of the obligations under any Financing Documents, (G) to increase the aggregate amount of the Financing beyond the amount determined at the time of approval of such Financing, or (H) permanently reduce any portion of any Financing more quickly than the required payment and amortization schedule stated in the Financing Documents.

(xiv)                         the commencement of any liquidation, dissolution or voluntary bankruptcy, administration, recapitalization or reorganization of Propco or any Subsidiary in any form of transaction, any arrangement with creditors, or the consent to entry of an order for relief in an involuntary case, or the conversion of an involuntary case to a voluntary case, or the consent to any plan of reorganization in any involuntary or voluntary case, or the consent to the appointment or taking possession by a receiver, trustee or other custodian for all or any portion of its property, or otherwise seek the protection of any applicable bankruptcy or insolvency law;

(xv)                            the making of any material tax election and certain other tax matters;

(xvi)                         the approval of any tenant, licensee or concessionaire and the terms of the leases, licenses or other occupancy agreements with respect thereto,  the amendment, modification or termination of any of the foregoing or acquisition of any tenant, licensee or concessionaire’s business, where the payments thereunder are expected to exceed $5,000,000 over the life of the lease, license or other agreement;

(xvii)                      any agreement, contract, engagement, understanding, undertaking, license, program or arrangement whether written or oral pursuant to which Propco or its Subsidiaries is obligated to make or receive payments  in excess of $5,000,000 in any given year or the amendment, modification, renewal or termination any such contract;

(xviii)                   the retention of, or change in, the accounting firm to perform the audits of Propco’s annual financial statements (other than the initial retention of Ernst & Young LLP);

(xix)                           any encumbrances that materially affect Propco, any Subsidiary or any Property;

(xx)                              any change to the name of Propco or any Property;

(xxi)                           the making of any loans, advances outside the ordinary course of business or capital contributions to, or investments in, any person or the formation or participation in any joint venture or partnership by Propco or its Subsidiaries, other than such loans, advances, joint ventures or partnerships that do not involve the payment, or investment in cash or assets by Propco or its Subsidiaries aggregating more than  $2,000,000  in any fiscal year;

(xxii)                        except as required by law or legal or other compulsory process, entry into, or material amendment, of any union agreement or any employment agreement providing for compensation of more than $500,000 in any fiscal year;

(xxiii)                     the payment of any investment banking, capital raising, finder’s or related fees, whether fixed or contingent on behalf of, or through Propco or any Subsidiary;

(xxiv)                    making any material change in accounting methods or making any accounting change for tax accounting purposes, unless required by law or GAAP;

(xxv)                       the use of brands or trademarks by Propco or any Subsidiary (other than brands or trademarks owned by Propco or a Subsidiary) or the use of any other intellectual property by Propco or a Subsidiary (other than computer software or other intellectual property owned by Propco or a Subsidiary or licensed to them on customary terms by a party not affiliated with Propco and any Fertitta Affiliate); and

(xxvi)                    taking any action, including entering into any agreement for the purpose of effecting any of the foregoing.

ANNEX 8

[*]

*  Material has been omitted pursuant to a request for confidential treatment and has been filed separately with the SEC (15 pages).

Attachment 2

DEFINITIVE RESTRUCTURING DOCUMENTATION